Exhibit 2.1

MERGER AGREEMENT
DATED JULY 16, 2019
BY AND AMONG
EBIX, INC.,
EBIXCASH TRAVELS INC.
AND
YATRA ONLINE, INC.

Exhibit 2.1

TABLE OF CONTENTS

Article I THE MERGER; CERTAIN RELATED MATTERS	2

Section 1.1	The Merger 2

Section 1.2	Closing 2

Section 1.3	Effective Time 2

Section 1.4	Memorandum and Articles of Association 2

Section 1.5	Board of Directors 2

Section 1.6	Officers 3

Section 1.7	Tax Treatment 3

Article II EFFECT OF THE MERGER ON SHARES; MERGER CONSIDERATION	3

Section 2.1	Effect of the Merger 3

Section 2.2	Merger Consideration 3

Section 2.3	Exchange of Company Shares 4

Section 2.4	Dissenters’ Rights 7

Section 2.5	Certain Adjustments 7

Section 2.6	Treatment of Company Equity Awards 7

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8

Section 3.1	Corporate Organization 8

Section 3.2	Capitalization 9

Section 3.3	Corporate Authorization 10

Section 3.4	No Conflicts 10

Section 3.5	Governmental Approvals 11

Section 3.6	Company SEC Filings and Sarbanes-Oxley Act 11

Section 3.7	Financial Statements 12

Section 3.8	No Undisclosed Liabilities 13

Section 3.9	Absence of Certain Changes or Events 13

Section 3.10	Compliance with Laws; Permits 13

Section 3.11	Litigation 14

Section 3.12	Taxes 15

Section 3.13	Employee Benefit Plans and Related Matters; ERISA 16

Section 3.14	Material Contracts 18

Section 3.15	Intellectual Property 20

Section 3.16	Properties 22

Section 3.17	Environmental Matters 22

Exhibit 2.1

Section 3.18	Insurance 23

Section 3.19	Labor and Employment Matters 23

Section 3.20	Affiliate Transactions 24

Section 3.21	Takeover Statutes 24

Section 3.22	Brokers and Finders’ Fees 24

Section 3.23	Opinion of Financial Advisor 24

Section 3.24	Indebtedness 24

Section 3.25	Net Working Capital 24

Section 3.26	No Other Representations and Warranties; Disclaimers 24

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	25

Section 4.1	Corporate Organization 25

Section 4.2	Capitalization. 25

Section 4.3	Corporate Authorization 26

Section 4.4	No Conflicts 27

Section 4.5	Governmental Approvals 27

Section 4.6	Compliance with Laws 28

Section 4.7	Litigation 28

Section 4.8	Parent SEC Documents and Sarbanes-Oxley Act 28

Section 4.9	Operations of Merger Sub 29

Section 4.10	Financial Statements 29

Section 4.11	No Undisclosed Liabilities 29

Section 4.12	Absence of Certain Changes or Events 30

Section 4.13	No Vote of Parent Stockholders 30

Section 4.14	Brokers and Finders’ Fees 30

Section 4.15	No Ownership of Shares 30

Section 4.16	Taxes 30

Section 4.17	No Other Representations and Warranties; Disclaimers 31

Article V INTERIM CONDUCT OF BUSINESS	32

Section 5.1	Affirmative Obligations of the Company 32

Section 5.2	Negative Obligations of the Company 32

Section 5.3	Affirmative Obligations of Parent 35

Section 5.4	Negative Obligations of Parent 35

Section 5.5	Interim Communications by the Company 36

Section 5.6	Consent 36

Exhibit 2.1

Article VI ADDITIONAL AGREEMENTS	37

Section 6.1	Preparation of the Form S-4 and Proxy Statement/Prospectus 37

Section 6.2	Extraordinary General Meeting; Company Board Recommendation 38

Section 6.3	No Solicitation 39

Section 6.4	Access to Information 43

Section 6.5	Consents, Approvals and Filings 43

Section 6.6	Employee Matters 45

Section 6.7	Expenses 46

Section 6.8	Directors’ and Officers’ Indemnification and Insurance 46

Section 6.9	Public Announcements 48

Section 6.10	Transaction Litigation 49

Section 6.11	Takeover Laws 49

Section 6.12	Nasdaq Matters 49

Section 6.13	Section 16(b) 50

Section 6.14	280G Calculation 50

Section 6.15	Director Resignations 50

Section 6.16	No Control of the Company’s Business 50

Section 6.17	Warrant Cancellation 50

Section 6.18	Tax Matters 50

Article VII CONDITIONS	51

Section 7.1	Conditions to Each Party’s Obligation to Effect the Merger 51

Section 7.2	Conditions to Obligations of Parent and Merger Sub 51

Section 7.3	Conditions to Obligations of the Company 52

Section 7.4	Frustration of Conditions 53

Article VIII TERMINATION	53

Section 8.1	Termination 53

Section 8.2	Effect of Termination 54

Section 8.3	Termination Fees 55

Section 8.4	Procedure for Termination 56

Article IX GENERAL PROVISIONS	56

Section 9.1	Survival 56

Section 9.2	Notices 56

Section 9.3	Interpretation; Construction 58

Section 9.4	Counterparts; Effectiveness 58

Exhibit 2.1

Section 9.5	Entire Agreement; No Third-Party Beneficiaries 59

Section 9.6	Severability 59

Section 9.7	Modification or Amendment 60

Section 9.8	Extension; Waiver 60

Section 9.9	Governing Law; Venue; Waiver of Jury Trial; Specific Performance 60

Section 9.10	Obligation of Parent and of the Company 61

Section 9.11	Disclosure Letter References and SEC Document References 62

Section 9.12	Definitions 62

Exhibit 2.1

Index of Defined Terms

Term	Section
Acceptable Confidentiality Agreement	9.12
Acquired Shares	2.2(a)(vi)
Acquisition Proposal	9.12
Affiliate	9.12
Affordable Care Act	3.13(j)
Agreement	Preamble
Antitrust Laws	9.12
Articles	1.4
Assumed Warrant	2.6(c)
Benefits Continuation Period	6.6(a)
Book Entry Parent Stock	2.3(a)
Business Day	9.12
Cayman Merger Documents	1.3
Certificate	2.3(a)
Change of Board Recommendation	6.3(a)(x)
Class A Shares	9.12
Class F Exchange Ratio	9.12
Class F Exchange Shares	9.12
Class F Shares	9.12
Closing	1.2
Closing Date	1.2
Code	9.12
Companies Law	Recitals
Company	Preamble
Company Balance Sheet	9.12
Company Benefit Plans	3.13(a)
Company Board Recommendation	3.3(b)
Company Disclosure Letter	Article III
Company Equity Awards	3.2(b)
Company Intellectual Property	3.15(a)
Company Material Adverse Effect	9.12
Company Material Contract	3.14(a)
Company Memorandum and Articles of Association	3.1(c)
Company Registered Intellectual Property	3.15(c)
Company RSU	9.12
Company SEC Documents	3.6(a)
Company SEC Financial Statements	3.7(a)
Company Shares	9.12
Company Share Option	9.12
Company Share Plans	9.12
Company Shareholder Approval	3.3(a)
Company Warrant	2.6(c)

Exhibit 2.1

Confidentiality Agreement	9.12
Consent	3.5
Continuing Employees	6.6(a)
Contract	9.12
Current Insurance	6.8(b)
DGCL	9.12
DTC	2.3(b)
EBIX Closing Price	2.6(a)(i)
Effective Time	1.3
Environmental Laws	9.12
ERISA	3.13(a)
ERISA Affiliate	3.13(c)
Exchange Act	9.12
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	9.12
Excluded Share	2.2(a)(vi)
Extraordinary General Meeting	3.5
Filing	3.5
Form S-4	6.1(a)
GAAP	9.12
Governmental Entity	3.5
Hazardous Substances	9.12
IFRS	3.6(f)
Indebtedness	9.12
Indemnified Party	6.8(a)
Intellectual Property	9.12
internal controls	3.6(f)
International Trade Law	9.12
Intervening Event	9.12
IRS	3.13(a)
IT Systems	3.15(d)
Knowledge	9.12
Laws	9.12
Lease	3.16(b)
Leased Real Property	9.12
Lien	9.12
Merger	Recitals
Merger Consideration	2.1(b)
Merger Consideration Value	2.6(a)(i)
Merger Sub	Preamble
Merger Sub Bylaws	4.1(b)
Merger Sub Charter	4.1(b)
Nasdaq	9.12
Net Option Share	2.6(a)(i)
New Articles	1.4

Exhibit 2.1

Notice Period	6.3(d)
OFAC	3.10(b)
Order	9.12
Ordinary Course	9.12
Ordinary Shares	9.12
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Balance Sheet	9.12
Parent Bylaws	4.1(b)
Parent Charter	4.1(b)
Parent Common Stock	4.2(a)
Parent Disclosure Letter	Article IV
Parent Expense Reimbursement	8.3(b)
Parent Material Adverse Effect	9.12
Parent Preferred Stock	2.1
Parent SEC Documents	4.8(a)
Parent SEC Financial Statements	4.10(a)
Parent Stock Plans	9.12
Pension Plan	3.13(c)
Per Share Merger Consideration	2.2(a)(v)
Permits	3.10(d)
Permitted Individuals	6.5(d)
Permitted Lien	9.12
Person	9.12
Personal Information	9.12
Plan of Merger	9.12
Preferred Conversion Factor	9.12
Proceeding	9.12
Proposed Changed Terms	6.3(d)
Proxy Statement/Prospectus	6.1(a)
Regulation M-A Filing	6.1(d)
Regulation S-K	3.8
Reporting Tail Endorsement	6.8(b)
Representatives	9.12
Restricted Information	6.4
Sarbanes-Oxley Act	9.12
SEC	Article III
Securities Act	9.12
Shares	2.1
shareholders	9.12
Stock Threshold	2.2(a)(v)
Subsidiary	9.12
Superior Proposal	9.12
Surviving Company	1.1(a)
Takeover Statute	3.21
Tax	9.12

Exhibit 2.1

Tax Return	9.12
Tax Sharing Agreement	9.12
Taxing Authority	9.12
Termination Fee	8.3(a)(i)
Top Customers	9.12
Top Suppliers	9.12
Total Issuance	2.2(a)(v)
Transaction Litigation	6.10
Treasury Shares	2.2(a)(vi)
WARN	9.12
Yatra India	9.12
Yatra India Share	9.12
Yatra USA	9.12
Yatra USA Class F Shares	9.12

13

MERGER AGREEMENT
THIS MERGER AGREEMENT, dated July 16, 2019 (this “Agreement”), is by and among Ebix, Inc., a Delaware corporation (“Parent”), EbixCash Travels Inc., a Cayman Islands exempted company limited by shares and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Yatra Online, Inc., a Cayman Islands exempted company limited by shares (the “Company”). The Company, Parent and Merger Sub may be referred to herein as a “party” and collectively as the “parties.”
RECITALS
WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Companies Law (2018 Revision) of the Cayman Islands (the “Companies Law”), the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned Subsidiary of Parent (the “Merger”);
WHEREAS, the purpose of the Merger is to effect the transfer of ownership of the Company from the shareholders of the Company to the Parent, the mechanics of which are set out in Article II, and such Merger to occur on the terms set out in this Agreement;
WHEREAS, on the terms and subject to the conditions set forth herein, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) approved and declared this Agreement, the Merger, the Plan of Merger and the other transactions contemplated hereby advisable and in the best interests of the Company, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement and the Plan of Merger be submitted to the shareholders of the Company, and (iv) recommended the adoption of this Agreement and the Plan of Merger by the shareholders of the Company;
WHEREAS, (i) the Board of Directors of Merger Sub has unanimously approved and declared this Agreement, the Merger, the Plan of Merger and the other transactions contemplated hereby advisable and in the best interests of Merger Sub, and (ii) the Boards of Directors of both of Parent and Merger Sub have unanimously approved this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby (including, in the case of the Board of Directors of Parent, the approval of the issuance of the shares of Parent Preferred Stock as Merger

Exhibit 2.1

Consideration pursuant to the terms and conditions hereof) and approved the execution, delivery and performance of the Plan of Merger and this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby;
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other transactions contemplated hereby and to prescribe certain conditions to the Merger; and
WHEREAS, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Article IITHE MERGER; CERTAIN RELATED MATTERS
Section 1.The Merger
.
(a)Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the Cayman Islands as the surviving company in the Merger (the “Surviving Company”) and become a direct, wholly-owned Subsidiary of Parent.
(b)The Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Companies Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the Companies Law and other applicable Law.
Section 2.Closing
. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, and subject to the terms and conditions of this Agreement and the Plan of Merger, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central Time), on the third Business Day following the date on which each of the conditions set forth in Article VII is satisfied or, to the extent permitted by applicable Law, waived by the party entitled to waive such condition (other than those conditions that, by their nature or terms, can only be satisfied at Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee, or such other time, date or place as is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
Section 3.Effective Time
. At, or prior to, the Closing on the Closing Date, the parties shall consummate the Merger by filing, or causing to be filed, the Plan of Merger and the other requisite statutory documents relating to the Merger (the “Cayman Merger Documents”) with the Cayman Islands Registrar of Companies, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the Companies Law. The Merger shall become effective at the time specified in the Plan of Merger (the “Effective Time” and, for purposes of the representations, warranties and covenants contained in this Agreement, the Effective Time shall also mean the time at which the Plan of Merger is submitted to the Cayman Islands Registrar of Companies).
Section 4.Memorandum and Articles of Association
. Subject to Section 6.8(c) hereof, at the Effective Time, the sixth amended and restated memorandum and articles of association (the “Articles”) of the Surviving Company shall be amended and restated in its entirety to

Exhibit 2.1

read as set forth on Exhibit B hereto, until thereafter amended and restated in its entirety in accordance with its terms and the Companies Law (the “New Articles”).
Section 5.Board of Directors
. Subject to applicable Law, the parties hereto shall take all requisite action such that the directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Company, and shall hold such office in accordance with the New Articles until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.
Section 6.Officers
. Subject to applicable Law, the parties hereto shall take all requisite action such that the officers of the Company immediately prior to the Effective Time, from and after the Effective Time shall be the officers of the Surviving Company, and shall hold such office in accordance with the New Articles until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.
Section 7.Tax Treatment
. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Article III
Article IVEFFECT OF THE MERGER ON SHARES; MERGER CONSIDERATION
Section 1.Effect of the Merger
. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any Company Share, Yatra USA Class F Share or Yatra India Share (the Company Shares, Yatra USA Class F Shares and Yatra India Shares, collectively, the “Shares”), each Share shall be cancelled and converted into the right to receive a number of shares of Series Y Convertible Preferred Stock of Parent, par value $0.10 per share, as set forth in Section 2.2 (such shares, the “Parent Preferred Stock”), plus any distribution or dividend payable pursuant to Section 2.3(d) on Parent Preferred Stock. The Parent Preferred Stock shall be issued pursuant to the certificate of designation in the form set forth in Exhibit C hereto.
Section 2.Merger Consideration
.
(a)At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of securities of the Company or Merger Sub, the Shares, in each case, issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the following consideration:
(i)Each Ordinary Share shall be automatically converted into the right to receive the Exchange Ratio of a validly issued, fully paid and non-assessable share of Parent Preferred Stock.
(ii)Each Class A Share shall be automatically converted into the right to receive the Exchange Ratio of a validly issued, fully paid and non-assessable share of Parent Preferred Stock.
(iii)Each Class F Share shall be automatically converted into the right to receive the Class F Exchange Ratio of a validly issued, fully paid and non-assessable share of Parent Preferred Stock.
(iv)Each Yatra USA Class F Share shall be automatically converted into the right to receive the Exchange Ratio of a validly issued, fully paid and non-assessable share of Parent Preferred Stock.
(v)Each Yatra India Share shall be automatically converted into the right to receive the fraction of a validly issued, fully paid and non-assessable share of Parent Preferred Stock as set forth next to each holder’s name on Section 2.2 of the Company Disclosure Letter ((a)(i) through (a)(v) collectively, the “Per Share Merger Consideration”).
(vi)Each Company Share held as treasury shares (each, a “Treasury Share”, collectively the “Treasury Shares”), each Share owned by the Company or any direct or indirect Subsidiary of the Company (each, an “Owned Company Share”, collectively the “Owned Company Shares”) and each Ordinary Share owned by the Parent (each, an “Acquired Share”, collectively the “Acquired

Exhibit 2.1

Shares”, and together with Treasury Shares, the “Excluded Shares”) immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist, with no consideration paid in exchange therefor.
(vii)Each ordinary share, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the Surviving Company.
(b)Collectively, (a)(i) to (vii) are known as the “Merger Consideration.”
Section 3.Exchange of Company Shares
.
(a)Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, (i) immediately prior to the Effective Time, certificates (or at Parent’s option, evidence of non-certificated shares of Parent Preferred Stock in book-entry form (“Book Entry Parent Stock”)), constituting at least the amounts necessary for the Per Share Merger Consideration and (ii) as necessary from time to time after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the shares of Parent Preferred Stock to be issued or to be paid pursuant to Section 2.3(d), in exchange for Company Shares outstanding immediately prior to the Effective Time, deliverable pursuant to this Article II (such cash, certificates for shares of Parent Preferred Stock and evidence of Book Entry Parent Stock, together with the amount of any dividends or other distributions payable pursuant to this Article II with respect thereto, in the aggregate, the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.2(a) shall be promptly returned to Parent. The Exchange Agent shall also act as the agent for the shareholders of the Company, Yatra USA and/or Yatra India for the purpose of receiving and holding their share certificates in respect of the Shares (each, a “Certificate”) (if any).
(b)As promptly as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each registered holder of Shares (other than Excluded Shares) entitled to receive the Merger Consideration that are not held through the Depository Trust Company (“DTC”) (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands that specifies that delivery of the Exchange Fund to the registered holders of Shares shall be effected, including customary provisions with respect to delivery of an “agent’s message” with respect to Company Shares) and (ii) instructions for use in effecting the surrender of any Certificates (if any) or uncertificated Shares and/or such other documents as may be required in exchange for the Merger Consideration and any dividends or distributions, in each case, to which the holder has the right to receive pursuant to Section 2.3(d). With respect to Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Shares (other than Excluded Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.
(c)Procedures for Surrender.
(i)After the Effective Time, and (A) upon surrender to the Exchange Agent of, if applicable, the Certificates (if any), by the physical surrender of such Certificates (or affidavit of lost, stolen or destroyed Certificate in lieu of a Certificate, as provided in Section 2.3(h)) in accordance with the terms of the letter of transmittal and accompanying instructions (which will include a requirement for any holder of Company Shares that owns 5% or more of the total issued and outstanding Company Shares to satisfy any withholding obligations imposed by the Indian tax authority through a reduction in the Merger Consideration payable to such holder, provided that such holder may elect to instead reimburse Parent for any cash withholding obligation imposed by the Indian tax authority), (B) upon the surrender of uncertificated Shares and/or such other documents as may be required in accordance with the terms of the letter of transmittal and accompanying instructions (including the

Exhibit 2.1

delivery of any other documents the Exchange Agent may reasonably require), or (C) upon the transfer of Shares (other than Excluded Shares) that are Shares (including Company Shares held through DTC, in which case such transfer is recognized by the delivery of an “agent’s message,” in accordance with DTC’s customary procedures and such other procedures as agreed by Parent, the Exchange Agent and DTC), the registered holder of such Shares shall be entitled to receive in exchange therefor, and Parent and the Surviving Company shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (1) the Per Share Merger Consideration by way of issue of the number of Certificates of shares of Parent Preferred Stock or Book Entry Parent Stock representing, in the aggregate, the whole number of shares that such holder has a right to receive pursuant to Section 2.2(a)(i) and (2) any dividends or other distributions payable pursuant to Section 2.3(d), if applicable.
(ii)In the event of a transfer of ownership of Shares that are not registered in the register of shareholders of the Company, the Exchange Agent may make payment of the proper amount of Merger Consideration to such transferee if (A) in the case of Shares, written instructions authorizing the transfer of the Shares are presented to the Exchange Agent, (B) in the case of Certificates (if any), the Certificates (if any) formerly representing such Shares are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Certificates (if any), in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Preferred Stock are to be delivered to a Person other than the Person in whose name the Ordinary Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Preferred Stock to a Person other than the registered holder of any Shares, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.
(iii)No interest shall be paid or accrue on any cash payable upon conversion (as applicable) or surrender of any Shares. Any Certificate (if any) that has been surrendered shall be cancelled by the Exchange Agent.
(d)Distributions with Respect to Unexchanged Shares. All shares of Parent Preferred Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of shares of Parent Preferred Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Merger Consideration issuable pursuant to this Agreement. No dividends or other distributions in respect of the shares of Parent Preferred Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate or uncertificated Share is transferred for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (if any) (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificate as provided in Section 2.3(h)) or transfer of such Share that has been converted into the right to receive the Merger Consideration, there shall be issued and/or paid to the holder of the certificates representing shares of Parent Preferred Stock (or as applicable, Book Entry Parent Stock) issued in exchange therefor, without interest, (i) at the time of such surrender or transfer, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Preferred Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Preferred Stock with a record date after the Effective Time but with a payment date subsequent to surrender or transfer, as applicable.
(e)Transfers. From and after the Effective Time, there shall be no share transfers in relation to the Company of Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share is presented to the Surviving Company, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the aggregate Merger Consideration (and to the extent applicable, any dividends or other distributions pursuant to Section 2.3(d)) to which the holder thereof is entitled pursuant to this Article II.
(f)[intentionally left blank]
(g)Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Preferred Stock) that remains unclaimed by the shareholders of the Company for one year after the Effective Time shall be delivered to Parent upon demand. Any holder of Shares (other than Excluded Shares) who has theretofore not complied with this Article II shall thereafter look only to Parent for delivery of any Merger Consideration, payable and/or issuable pursuant to Section 2.2 upon due surrender of, if

Exhibit 2.1

applicable, their Certificates (if any) (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates as provided in Section 2.3(h)) or transfer of Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person (including their successors, assigns or personal representatives) previously entitled thereto.
(h)Lost, Stolen or Destroyed Certificates. Where applicable, in the event any Certificate (if any) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against Parent, the Exchange Agent or any of Parent’s Subsidiaries with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, and (to the extent applicable) any unpaid dividends or other distributions pursuant to Section 2.3(d), that would have been payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
Section 4.Dissenters’ Rights
. In accordance with Section 239 of the Companies Law, as the Merger Consideration comprises the right to receive shares of the Parent, there shall be no dissenters' rights available to shareholders of the Company with respect to the Merger.
Section 5.Certain Adjustments
. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, share split (including a share consolidation), recapitalization, split-up, combination, subdivision, exchange of shares, readjustment, or other similar transaction, or a share capitalization thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company or Parent to take any of the foregoing actions with respect to its securities to the extent otherwise prohibited by the terms of this Agreement.
Section 6.Treatment of Company Equity Awards
.
(a)Company Share Options. Conditional on completion of the Merger:
(i)Each Company Share Option shall be cancelled and converted as of immediately prior to the Effective Time into the right to receive in respect of each Net Option Share, if any, subject to such Company Share Option, the Merger Consideration that would be received for one Ordinary Share. For purposes of this Agreement, “Net Option Share” means, with respect to a Company Share Option, the quotient obtained by dividing (i) the product obtained by multiplying (A) the excess, if any, of the Merger Consideration Value over the exercise price per Company Share subject to such Company Share Option immediately prior to the Effective Time by (B) the number of Company Shares subject to such Company Share Option immediately prior to the Effective Time by (ii) the Merger Consideration Value. For purposes of the preceding sentence, the “Merger Consideration Value” means the product of (x) the Common Exchange Ratio and (y) the EBIX Closing Price. For clarity, each Company Share Option that has an exercise price per Company Share subject to such Company Share Option that is equal to or greater than the Merger Consideration Value shall terminate and be cancelled as of the Effective Time for no consideration. “EBIX Closing Price” means $59.
(b)Company RSUs. Conditional on completion of the Merger:
(i)Each Company RSU shall be cancelled and converted as of immediately prior to the Effective Time into the right to receive the Merger Consideration due an Ordinary Share.

Exhibit 2.1

(c)Company Warrants. Each warrant to purchase Ordinary Shares that is outstanding immediately prior to the Effective Time (the “Company Warrant”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and become, as of the Effective Time, an option (an “Assumed Warrant”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Warrant immediately prior to the Effective Time, shares of Parent Preferred Stock, except that (A) the number of shares of Parent Preferred Stock, subject to such Assumed Warrant shall equal the product of (x) the number of Ordinary Shares that were subject to such Company Warrant immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per Ordinary Share at which such Company Warrant was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio.
(d)Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or the Compensation Committee, or other applicable committee, of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Compensation Committee, or other applicable committee, of the Board of Directors of Parent) shall adopt such resolutions and enter into such agreements as are necessary to give effect to the transactions contemplated by this Section 2.6.
Article V
Article VIREPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 9.11, the Company represents and warrants to Parent as set forth in the statements contained in this Article III, except as (x) other than with respect to representations and warranties in Section 3.1 (Corporate Organization), Section 3.2(a) (Capitalization), Section 3.3 (Corporate Authorization), Section 3.21 (Takeover Statutes), Section 3.24 (Indebtedness) and Section 3.25 (Net Working Capital), (y) disclosed in the Company SEC Documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) on or after April 1, 2018 and prior to the date of this Agreement or (z) set forth in the disclosure letter delivered by the Company to Parent at or before the delivery of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III, as set forth in Section 9.11.
Section 1.Corporate Organization
.
(a)Each of the Company and its Subsidiaries is a corporation or other entity validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company’s Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and the Company’s Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(b)Section 3.1(b) of the Company Disclosure Letter sets forth a true, complete and correct list, including jurisdiction of organization or incorporation, of all of the Subsidiaries of the Company.
(c)The copies of (i) the Sixth Amended and Restated Memorandum and Articles of Association of the Company (the “Company Memorandum and Articles of Association”) and (ii) the certificates of incorporation, bylaws or equivalent organization or governing documents of the Company’s “significant subsidiaries” (as defined in Regulation S-X under the Securities Act) made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
Section 2.Capitalization
.
(a)The authorized share capital of the Company is $52,315.94 divided into 500,000,000 Ordinary Shares, 10,000,000 Class A Non-Voting Shares, 3,159,375 Class F Shares and 10,000,000 Preference Shares, in each case having a par value of $0.0001 per share. As of July 16, 2019, (i) 40,065,285 Ordinary Shares were issued and outstanding (not including shares held in treasury), (ii) 2,392,168 Class A Non-Voting Shares were

Exhibit 2.1

issued and outstanding, (iii) 3,159,375 Class F Shares were issued and outstanding, (iv) no Class F Exchange Shares were issued and outstanding; (v) 18,892 Ordinary Shares were held in treasury, (vi) 921,576 Company RSUs were issued and outstanding, (vii) 955,653 Ordinary Shares were issuable upon the exercise of outstanding Company Share Options, (viii) 17,537,958 Ordinary Shares were subject to outstanding Company Warrants, (ix) 3,159,375 Ordinary Shares were issuable upon exchange of the Yatra USA Class F Shares and (x) 742,402 Ordinary Shares were issuable upon exchange of the Yatra India Shares. As of the close of business on July 16, 2019, (x) 3,159,375 Yatra USA Class F Shares were issued and outstanding and (y) 152,484 Yatra India Shares were owned by Persons other than the Company and its Subsidiaries. As of the date hereof, an aggregate of 7,672,399 Ordinary Shares were reserved and available for issuance pursuant to the Company Share Plans.
(b)Except as set forth above in Section 3.2(a) or in Section 3.2(b) of the Company Disclosure Letter, or as expressly permitted by Section 5.2(d) after the date of this Agreement, as of the date of this Agreement, and as of the Effective Time there are no and there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any of its Subsidiaries to make any payment based on or resulting from the value or price of Company Shares or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or the capital stock of any of its Subsidiaries. Section 3.2(b) of the Company Disclosure Letter contains a true, complete and correct list of Company Share Options, Company RSUs and all other awards issued under the Company Share Plans outstanding as of the date of this Agreement (the “Company Equity Awards”), including with respect to each such Company Equity Award, the holder, date of grant, term, number of Company Shares subject to such award and, where applicable, exercise price and vesting schedule, including whether the award provides for accelerated vesting upon the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger, and the amount of any accrued but unpaid dividend equivalent rights relating to such Company Equity Award. All outstanding Company Shares have been, and all Company Shares that may be issued upon the settlement or exercise (as applicable) of Company Share Options and Company RSUs will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.
(c)The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of all Liens, and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly-owned Subsidiary of the Company. No Subsidiary of the Company owns any Company Shares.
Section 3.Corporate Authorization
.
(a)The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to the adoption of this Agreement by the affirmative vote by a special resolution (which requires the affirmative vote of a majority of at least two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given as a matter of Cayman Islands law) at an extraordinary general meeting of the Company (the “Company Shareholder Approval”) and the filing of the Cayman Merger Documents with the Cayman Islands Registrar of Companies in accordance with the Companies Law, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement

Exhibit 2.1

and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Company Shareholder Approval and the filing of the Cayman Merger Documents with the Cayman Islands Registrar of Companies in accordance with the Companies Law.
(b)The Board of Directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) approving the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iv) directing that the adoption of this Agreement be submitted to the holders of Company Shares for consideration and (v) recommending the consummation of the Merger and the adoption of this Agreement by the holders of Company Shares (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.
(c)This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
(d)Each Company Share Option (i) was granted in compliance in all material respects with all applicable Laws and the terms and conditions of the Company Share Plan pursuant to which it was issued, and (ii) qualifies for the Tax and accounting treatment afforded to such Company Share Option in the Company’s Tax Returns.
Section 4.No Conflicts
. Subject to Section 3.5, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the Company Memorandum and Articles of Association or any of the similar organizational documents of any of its Subsidiaries or (b) assuming that the authorizations, Consents and approvals referred to in Section 3.5 and the Company Shareholder Approval are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws, Orders or Permits applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.Governmental Approvals
. No consent, approval, waiver, license, permit, franchise, authorization or Order (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority, domestic or foreign (each a “Governmental Entity”), is required to be made in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of a Proxy Statement/Prospectus relating to the Extraordinary General Meeting and such reports under the Exchange Act and under the Companies Law, as may be required in connection with this Agreement, (ii) the filing of the Cayman Merger Documents with the Cayman Islands Registrar of Companies in accordance with the Companies Law, (iii) compliance with the applicable requirements of Antitrust Laws as are set forth in Section 3.5 of the Company Disclosure Letter, (iv) compliance with the Securities Act and the Exchange Act (and the applicable rules and regulations promulgated thereunder), the applicable rules and regulations of Nasdaq and any other federal or state securities laws, or (v) such other Consents or Filings the failure of which to obtain or make prior to the Closing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Exhibit 2.1

Section 6.Company SEC Filings and Sarbanes-Oxley Act
.
(a)The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by the Company since March 31, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date hereof, the “Company SEC Documents”), except as would not reasonably be expected to be material to the Company. No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.
(b)As of its filing date (or as of the date of any amendment, as applicable), each Company SEC Document filed prior to the date hereof complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects, with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.
(c)As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed prior to the date hereof did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and, to the Knowledge of the Company, each of its executive officers and directors is and since March 31, 2018, subject to any applicable grace periods, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(e)The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(f)The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). The Company’s internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with the International Financial Reporting Standards (“IFRS”). The Company has disclosed, based on its most recent evaluation of its internal controls prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee of the Board of Directors of the Company since March 31, 2018.
(g)Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were true and complete on the date such certifications were made.
Section 7.Financial Statements
.

Exhibit 2.1

(a)The consolidated financial statements (including all related notes and schedules thereto) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present, or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, shareholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material in amount or effect and to the absence of information or notes not required by IFRS to be included in interim financial statements), all in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(b)From April 1, 2018 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Entity indicating that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity.
Section 8.No Undisclosed Liabilities
. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for on the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the Ordinary Course since March 31, 2018, (c) liabilities arising in connection with the transactions contemplated hereby, and (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.
Section 9.Absence of Certain Changes or Events
. From April 1, 2018 to the date of this Agreement, except for transactions, liabilities or obligations incurred in connection with, or expressly contemplated by, this Agreement, the Merger and the other transactions contemplated hereby, (a) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course in all material respects (b) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that would, if occurring after the date of this Agreement, constitute a material breach of Section 5.1.
Section 10.Compliance with Laws; Permits
.
(a)Other than those violations or allegations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, following March 31, 2017, the Company and its Subsidiaries have not violated and are not in violation of any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them.
(b)None of the Company or any of its Subsidiaries or any of their respective directors or officers or, to the Knowledge of the Company, employees, consultants, sales representatives, distributors or agents, in each case in such capacity and on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) violated, directly or indirectly, any applicable money laundering or anti-terrorism Law or directly or indirectly lent, contributed or otherwise made available any funds to any Person for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or (iii) violated, directly or indirectly, any International Trade Law, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company, its Subsidiaries and each of their respective directors and officers, employees, consultants, sales representatives, distributors, agents and business partners, in each case in such capacity and on behalf of the Company, have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption and anti-bribery Laws with respect to the Company and its Subsidiaries, including

Exhibit 2.1

the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), except in each case as would not be material to the Company. In this regard, the Company, its Subsidiaries and each of their respective directors and officers, and, to the Knowledge of the Company, employees, consultants, sales representatives, distributors, agents and business partners, in each case in such capacity and on behalf of the Company, have not given, offered, agreed or promised to give, or authorized the giving, directly or indirectly, of any money or other thing of value to any Person as an inducement or reward for favorable action or forbearance from action or the exercise of influence, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since March 31, 2017 (i) the Company and each of its Subsidiaries has been in compliance with and is in compliance with all applicable Laws and Contracts regarding the collection, use, storage, transfer or disposal of Personal Information, (ii) no Person has commenced any Proceeding relating to the Company or its Subsidiaries’ information privacy or data security practices, including with respect to the collection, use, transfer, storage or disposal of Personal Information maintained by or on behalf of the Company or its Subsidiaries or, to the Knowledge of the Company, threatened to take any such Proceeding, or made any complaint, investigation or inquiry relating to such practices and (iii) the Company has established and implemented policies, programs and procedures that are commercially reasonable to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, after March 31, 2017, neither the Company nor any of its Subsidiaries has experienced any material loss or damage or unauthorized access, disclosure, use or breach of security of any Personal Information in the Company’s or any of its Subsidiaries’ possession, custody or control. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company or any of its Subsidiaries, nor any director or officer, or to the Knowledge of the Company, any manager, agent, or employee or any other Person, in each case in such capacity and on behalf of any of the Company or any of its Subsidiaries, (i) is, or after March 31, 2017 has been, engaged in any cartel and/or abuse of dominance activities, including agreements or arrangements with one or more competitors to fix prices of any products or services, control or rig bids to be submitted to any customers or allocate any customers or markets to itself or to competitors, or (ii) is otherwise failing or has, after March 31, 2017 otherwise failed, to comply with any Antitrust Laws.
(d)The Company and each of its Subsidiaries have and are in compliance with all governmental licenses, permits, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, in each case, except where the failure to have, maintain or be in compliance with such Permit has not had and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.
Section 11.Litigation
. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Entity, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding or threatened against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, enjoin, alter or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.
Section 12.Taxes
.

Exhibit 2.1

(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true and complete.
(ii)The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable other than any payment that is being contested in good faith pursuant to appropriate procedures and for which an adequate reserve in accordance with IFRS has been established. Where payment for any Taxes is not yet due, the Company and each of its Subsidiaries has established an adequate accrual in accordance with IFRS.
(iii)No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(iv)There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax.
(v)There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Taxing Authority in respect of any material Tax matters with respect to the Company or any of its Subsidiaries which are still in effect as of the date hereof.
(vi)Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.
(vii)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(viii)Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).
(b)After reasonable inquiry and investigation, the Company has no actual knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 13.Employee Benefit Plans and Related Matters; ERISA
.
(a)Section 3.13(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list of Company Benefit Plans, including all Company Benefit Plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof a true, correct and complete copy of such written Company Benefit Plan or a written description of any unwritten Company Benefit Plan and, to the extent applicable, (i) all material trust agreements, insurance contracts or other funding arrangements, (ii) the two (2) most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two (2) most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion letter upon which the Company is entitled to rely), (v) all current summary plan descriptions, and summaries of material modification thereto, (vi) all non-routine correspondence relating to any Company Benefit Plan between the Company, any of its Subsidiaries or their representatives and any Governmental Entity regarding

Exhibit 2.1

any matter that remains unresolved as of the date of this Agreement, and (vii) any other documents, forms or other instruments relating to any Company Benefit Plan reasonably requested by Parent. “Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, share bonus, share purchase, restricted share, share option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer, shareholder, independent contractor, consultant or employee of the Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability (including by reason of being an ERISA Affiliate with any Person).
(b)Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, in all material respects. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any material liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Plan for any period for which such Company Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such qualification.
(c)No liability under Title IV, Section 412 or 436 of the Code or Section 302 or 303 of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such liability (exclusive of the liability to pay insurance premiums to the Pension Benefit Guaranty Corporation under Title IV of ERISA), in each instance. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred in the preceding six (6) years with respect to any Company Benefit Plan or will be required to be filed in connection with the transactions contemplated by this Agreement. No Company Benefit Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code). Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (each, a “Pension Plan”) or to any single-employer plan of an ERISA Affiliate pursuant to Section 436 of the Code. Under each Pension Plan which is a single-employer plan, there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the valuation date used for the most recent actuarial valuation report delivered or made available to Parent prior to the date hereof. As used in this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries within the meaning of Section 4001(b)(1) of ERISA or which together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.
(d)There are no pending, or to the Knowledge of the Company, threatened Proceedings with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits).
(e)No Company Benefit Plan is (i) a plan subject to Title IV of ERISA, Section 412 or 436 of the Code or Section 302 or 303 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code, a “multiple employer welfare benefit arrangement” within the meaning of Section 3(40) of ERISA or is a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. None of the Company, its Subsidiaries or any ERISA Affiliate has at any time during the last six (6) years contributed to or been obligated to contribute to any such type of plan.
(f)Except as set forth on Section 3.13(f) of the Company Disclosure Letter, and except as provided in this Agreement or as required by applicable Law, the consummation of the Merger and the other transactions contemplated hereby will not (i) entitle any current or former director, officer or employee of the Company or of any

Exhibit 2.1

of its Subsidiaries to severance pay or any similar payment under any Company Benefit Plan, or (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee under any Company Benefit Plan.
(g)With respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company and all ERISA Affiliates have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(h)Neither the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other Person, has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject the Company, any of the Subsidiary of the Company, or the Parent to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws, including Section 4980H of the Code.
(i)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in all material respects in compliance with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or to the Company’s Knowledge is reasonably expected to be incurred by a participant in any such Company Benefit Plan.
(j)Each Company Benefit Plan that is also a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”) is in compliance in all material respects with the applicable terms of the Affordable Care Act. The Company, its Subsidiaries and any ERISA Affiliate offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full-time employees sufficient to prevent liability for assessable payments under Section 4980H of the Code.
(k)All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Company Benefit Plan prior to the Effective Time will have been paid, made or accrued on or before the Effective Time, in accordance with applicable Law.
(l)No Company Benefit Plan or any other written or oral arrangement promises or provides death, medical or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law.
(m)Neither the Company nor any of its Subsidiaries have agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans.
(n)The Company and each of its Subsidiaries have reserved all rights necessary to amend or terminate each of the Company Benefit Plans without the consent of any other Person.
(o)Except as set forth on Section 3.13(o) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement, Company Shareholder Approval or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(p)Except as set forth in Section 3.13(p) of the Company Disclosure Letter, neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement, make-whole or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.
Section 14.Material Contracts
.
(a)Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each Contract to which the Company or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:
(i)a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);
(ii)a Contract pursuant to which the Company or any of its Subsidiaries (A) has purchased or sold during the twelve (12) months prior to the date of this Agreement goods or services that involved

Exhibit 2.1

payments by or to the Company and its Subsidiaries in excess of $500,000 during such period, in each case other than purchase orders entered into in the Ordinary Course, or (B) would reasonably be expected to (x) make or receive annual payments of more than $500,000 or (y) make or receive aggregate payments of more than $1,000,000;
(iii)a Contract that is a license, royalty, covenant not to sue or similar Contract with respect to Intellectual Property (other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries);
(iv)a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, or any interest valued at more than $500,000, without regard to percentage voting or economic interest, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;
(v)a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance as of the date of this Agreement in excess of $500,000, other than (A) accounts receivable and accounts payable in the Ordinary Course and (B) intercompany loans owed by the Company or any direct or indirect wholly-owned Subsidiary of the Company to any other direct or indirect wholly-owned Subsidiary of the Company, or by any direct or indirect wholly-owned Subsidiary to the Company;
(vi)a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory in the Ordinary Course) or business or shares or capital stock or other equity interests of any Person (in each case, whether by merger, sale shares or of stock, sale of assets or otherwise), pursuant to which the Company or any of its Subsidiaries has any liability, including any potential indemnity or earn-out or other deferred or contingent payment obligations that remain outstanding;
(vii)a Contract containing a covenant that materially limits the right of the Company or any of its Subsidiaries (or after the Effective Time, Parent or its Affiliates) to engage or compete in any line of business, solicit or hire any Person, or purchase, sell, supply or distribute any product or service, or that otherwise has the effect of restricting the Company or any of its Subsidiaries (or after the Effective Time, Parent or its Affiliates) from the development, manufacture, marketing or distribution of products or services in any geographic area;
(viii)a Contract that grants any exclusivity rights or “most favored nation” status (including any that, after the Effective Time, would bind Parent or its Affiliates);
(ix)a Contract with the Top Customers or Top Suppliers;
(x)a Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company or its Subsidiaries (or after the Effective Time, Parent or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;
(xi)a Contract containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or its Affiliates;
(xii)a Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would reasonably likely be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000;
(xiii)a Contract between the Company or any of its Subsidiaries and any director or officer of the Company, any Person holding more than 5% of the capital stock of the Company, or their immediately family members; or
(xiv)a Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

Exhibit 2.1

Each Contract of the type described in this Section 3.14(a) whether or not set forth in Section 3.14(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract.”
(b)A true, complete and correct copy of each Company Material Contract has been made available to Parent prior to the date hereof. Each Company Material Contract is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto. To the Knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,
Section 15.Intellectual Property
.
(a)Except as would not have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted (“Company Intellectual Property”). The Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries is free of Liens other than Permitted Liens. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries’ rights in the Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries are valid, subsisting and enforceable.
(b)Except as set forth on Section 3.15(b) of the Company Disclosure Letter and except as would not have a Company Material Adverse Effect, (i) as of the date of this Agreement, the conduct of the business as currently conducted by the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property and, as of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries; (ii) as of the date of this Agreement, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries and, as of the date of this Agreement, no such claims are pending or threatened against any Person by the Company or its Subsidiaries; and (iii) there is no Proceeding or to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (A) based upon, or challenging, or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Intellectual Property, or (B) alleging that the Company Intellectual Property is invalid or unenforceable.
(c)The Intellectual Property that is registered, or is the subject of a pending application for registration, with any Governmental Entity or other Person by or on behalf of the Company or any of its Subsidiaries and material to the operation of the business of the Company or any of its Subsidiaries as currently conducted are referred to collectively as the “Company Registered Intellectual Property.” No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned, except (i) in accordance with the expiration of the term of such rights, or (ii) intentional cancellations and abandonments in the Ordinary Course of business.
(d)Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of the trade secrets of the Company and its Subsidiaries, and the Company and its Subsidiaries are not in breach of and have not breached any obligations or undertakings of confidentiality which they owe or have owed to any third party. Except as would not have a Company Material Adverse Effect, (i) the information technology software, hardware, equipment or other systems used of held for use in connection with the business of the Company and its Subsidiaries as currently conducted (“IT Systems”) are reasonably sufficient for the immediate and anticipated needs of the Company and its Subsidiaries, including as to capacity, scalability, and

Exhibit 2.1

ability to process current and anticipated peak volumes in a timely manner and the Company and its Subsidiaries are in compliance with all Contracts for the IT Systems; and (ii) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of the material IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.
(e)Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (i) have not engaged in any unfair competition or trade practices and have not engaged in any false, deceptive, unfair, or misleading advertising or promotional practices under the Laws of any jurisdiction in which they operate or market any of their products and services; and (ii) have not received any notifications or been subject to any investigation from any Governmental Entity or any advocacy or monitoring group regarding their marketing, advertising or promotional practices, or their processing, collection or use of Personal Information or consumer information.
(f)Except as would not have a Company Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of the Company’s and its Subsidiaries’ rights to own, use, or hold for use any Company Intellectual Property as currently owned, used, or held for use in the conduct of their business.
Section 16.Properties
.
(a)Neither the Company nor any of its Subsidiaries owns any real property.
(b)Section 3.16(b) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all material leases, subleases or other occupancy arrangements pursuant to which the Company or any of its Subsidiaries is a party or has a right to use the real property owned by another Person (each, a “Lease”), including the address or location and use of the subject Leased Real Property. Each Lease for the Leased Real Property is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of its Subsidiaries is in material breach of or material default under any Lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party is in material breach of or material default under any lease with respect to Leased Real Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)The ownership, occupancy, use and operation of the Leased Real Property does not violate any instrument of record or Contract affecting such property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened (i) appropriation, condemnation, eminent domain or like Proceedings relating to the Leased Real Property or (ii) Proceedings to change the zoning classification, variance, special use or other applicable land use Law of any portion or all of the Leased Real Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)All material tangible assets (including Leased Real Property) of the Company and its Subsidiaries are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific tangible asset), in sufficient operating condition and repair, except as has not had and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. At the Effective Time, the Company and its Subsidiaries will own, or have a valid legal right to use, sufficient property, assets and other rights (whether tangible or intangible) to be able to operate and conduct the businesses and the operations of the Company and its Subsidiaries in substantially the same manner as conducted as of the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 17.Environmental Matters
.
(a)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since March 31, 2018, in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws.
(b)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no Proceeding pending or, to the Knowledge of the Company, threatened

Exhibit 2.1

against the Company or any of its Subsidiaries under or pursuant to any Environmental Law, (ii) neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that they have been or are in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and (iii) neither the Company nor any Subsidiary is a party or subject to any administrative or judicial Order pursuant to any Environmental Law.
(c)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) with respect to any real property that is currently or, to the Knowledge of the Company, was formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property in a manner that requires reporting, investigation, assessment, cleanup, removal, remediation or other responsive action or would otherwise give rise to any material liability or obligation on the part of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is subject to any material liability for any Hazardous Substance disposal or contamination on any third party property.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any material liability, cost or restriction on, or Proceeding related to, the ownership, use, or transfer of any property pursuant to any Environmental Law.
(e)The Company has delivered to Parent true, complete and correct copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession or control relating to the Company or its Subsidiaries or their respective current and former properties or operations.
Section 18.Insurance
. The Company has made available to Parent prior to the date hereof copies of all material insurance policies relating to the business, employees, officers, directors, assets or operations of the Company or any of its Subsidiaries in effect, and in the Company’s possession, as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) all of the insurance policies of the Company relating to the business, employees, officers, directors, assets or operations of the Company are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued, (b) there is no material claim pending under the Company’s or any of its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) the Company and its Subsidiaries are in material compliance with the terms of such policies, (d) the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies and (e) the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company’s material insurance policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the transactions contemplated hereby. Section 3.18 of the Company Disclosure Letter sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.
Section 19.Labor and Employment Matters
.
(a)Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union Contract or other agreement or understanding with a labor union, works council or other labor organization. Since March 31, 2018, (a) the Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to employment and employment practices, labor, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits and wages and hours, and (b) neither the Company nor its Subsidiaries are or have been the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, has any such Proceeding been threatened. To the Knowledge of the

Exhibit 2.1

Company, since March 31, 2018, there have not been any union organizing, representation or similar proceedings, or, the threat of any strikes, work slowdowns or similar organized actions, in each case by or with respect to employees of the Company or any of its Subsidiaries. There is no, and since March 31, 2018 there has not been, any work stoppage, labor strike or lockout by the employees of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened.
(b)The representations and warranties set forth in this Section 3.19 shall constitute the only representations and warranties of the Company with respect to employment and labor matters.
Section 20.Affiliate Transactions
. As of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be and have been disclosed under Item 404 of Regulation S-K under the Securities Act.
Section 21.Takeover Statutes
. Assuming the accuracy of the representations and warranties set forth in Section 4.15 (No Ownership of Company Shares), no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”), is applicable to this Agreement, the Merger or the other transactions contemplated hereby.
Section 22.Brokers and Finders’ Fees
. Except for Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 23.Opinion of Financial Advisor
. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Common Exchange Ratio provided for with respect to Ordinary Shares pursuant to this Agreement is fair, from a financial point of view, to holders of Ordinary Shares.
Section 24.Indebtedness
. As of July 16, 2019, the Company has no outstanding Indebtedness other than as reflected on the net working capital schedule set forth on Section 3.25 of the Company Disclosure Letter, and such outstanding Indebtedness is listed on Section 3.24 of the Company Disclosure Letter.
Section 25.Net Working Capital
. The net working capital schedule set forth on Section 3.25 of the Company Disclosure Letter was prepared by the Company based on unaudited books and records of the Company and fairly presents the net working capital of the Company as of May 31, 2019.
Section 26.No Other Representations and Warranties; Disclaimers
. Except for the representations and warranties expressly contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or with respect to any other information provided or made available to the Company or its Representatives in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

Exhibit 2.1

Article VII
Article VIIIREPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to Section 9.11, Parent represents and warrants to Company as set forth in the statements contained in this Article IV, except as (x) other than with respect to representations and warranties in Section 4.1 (Corporate Organization), Section 4.2(a) Capitalization, Section 4.3 (Corporate Authorization) and Section 4.14 (Brokers and Finders’ Fees), (y) disclosed in the Parent SEC Documents filed with or furnished to the SEC on or after April 1, 2018 and prior to the date of this Agreement or (z) set forth in the disclosure letter delivered by Parent to the Company at or before the delivery of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article IV as set forth in Section 9.11.
Section 1.Corporate Organization
.
(a)Each of Parent and Merger Sub is a corporation or company validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Parent’s Subsidiaries and Merger Sub is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)The copies of the Certificate of Incorporation of Parent, as amended (the “Parent Charter”) and the Amended and Restated Bylaws of Parent (the “Parent Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the memorandum and articles of association of Merger Sub (the “Merger Sub Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
Section 2.Capitalization.
(a)The authorized capital stock of Parent consists of 220,000,000 shares of common stock, par value $0.10 per share (the “Parent Common Stock”) and 500,000 shares of preferred, par value $0.10 per share. As of the close of business on July 16, 2019, (i) 30,530,743 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) 118,572 restricted shares of Parent Common Stock were issued and outstanding, (iv) no shares of Parent Preferred Stock were issued and outstanding, (v) 5,953,975 stock appreciation rights with respect to Parent Common Stock were issued and outstanding, and (vi) 192,000 shares of Parent Common Stock were issuable upon the exercise of outstanding options to purchase Parent Common Stock. As of the close of business on July 16, 2019, an aggregate of 5,190,425 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans.
(b)Except as set forth above in Section 4.2(a) or in Section 4.2(b) of the Parent Disclosure Letter, or as expressly permitted by Section 5.4(g) after the date of this Agreement, as of the date of this Agreement and as of the Effective Time, there are no and there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries is bound, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Parent or any of its Subsidiaries to make any payment based on or resulting from the value or price of Parent Preferred Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, except as set forth in Section 4.2(b) of the Parent Disclosure Letter and except for acquisitions, or deemed acquisitions, of Parent Preferred Stock or other equity securities of Parent in connection with (i) the payment of the exercise price of options to purchase Parent Preferred Stock or

Exhibit 2.1

other equity securities of Parent (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise options to purchase Parent Preferred Stock and vesting of restricted shares of Parent Preferred Stock or other equity securities of Parent, and (iii) forfeitures of options to purchase Parent Preferred Stock or other equity securities of Parent or restricted shares of Parent Preferred Stock or Parent Common Stock. There are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. All outstanding shares of Parent Preferred Stock are, and shares of Parent Preferred Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the terms hereof, will be, duly authorized and validly issued, fully paid and not subject to preemptive rights.
(c)The authorized share capital of Merger Sub consists of $50,000, divided into 50,000,000 shares of a par value of $0.001 per share. All of the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent, and there are (i) no other shares or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated hereby.
Section 3.Corporate Authorization
.
(a)Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby, and, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole shareholder of Merger Sub. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate actions on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to the adoption of this Agreement by Parent as the sole shareholder of Merger Sub, to the filing of the Cayman Merger Documents with the Registrar of Companies of the Cayman Islands in accordance with the Companies Law.
(b)The Board of Directors of Merger Sub, at a meeting duly called and held or pursuant to unanimous written resolutions, has adopted resolutions that approved this Agreement, the Merger and the other transactions contemplated are in the best interests of Merger Sub and the Board of Directors of each of Parent and Merger Sub have adopted resolutions that approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby. Parent, in its capacity as the sole shareholder of Merger Sub, has executed and delivered to Merger Sub a Special Resolution (as defined in the Merger Sub Bylaws) approving the consummation by Merger Sub of the Merger and the other transactions contemplated hereby. In each case, such resolutions and consents have not been subsequently rescinded, modified or withdrawn.
(c)This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.
Section 4.No Conflicts
. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of, as to Parent, the Parent Charter or Parent Bylaws or, as to Merger Sub, the Merger Sub Charter or Merger Sub Bylaws or (b) assuming that the authorizations, Consents and approvals referred to in Section 4.5 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or Merger Sub, under any Contract

Exhibit 2.1

to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws, Orders or Permits applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.Governmental Approvals
. No Consent of, or Filing with any Governmental Entity is required to be made in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing of the Cayman Merger Documents with the Registrar of Companies of the Cayman Islands in accordance with the Companies Law, (ii) compliance with the applicable requirements of Antitrust Laws, (iii) compliance with the Securities Act and the Exchange Act (and applicable rules and regulations promulgated thereunder) (including the filing with the SEC the Proxy Statement/Prospectus and the filing of the Form S-4 and the declaration of effectiveness of the Form S-4), the applicable rules and regulations of Nasdaq and any other federal or state securities laws or Takeover Statutes, or (iv) such other Consents or Filings the failure of which to obtain or make prior to the Closing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.Compliance with Laws
.
(a)Other than those violations that would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, Merger Sub or any of their respective Subsidiaries are in violation of, or since December 31, 2018 have violated, any Laws or Orders applicable to Parent, Merger Sub or any of their respective Subsidiaries, or any assets owned or used by any of them.
(b)Parent and each of its Subsidiaries have and are in compliance with all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, in each case, except where the failure to have, maintain or be in compliance with such Permit has not had and would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect.
Section 7.Litigation
. There are no Proceedings pending, or to the Knowledge of Parent, threatened, in writing, against Parent, Merger Sub or any of their respective Subsidiaries before any Governmental Entity, which would reasonably be expected to have a Parent Material Adverse Effect. There is no Order outstanding against Parent, Merger Sub or any of their respective Subsidiaries which would reasonably be expected to have a Parent Material Adverse Effect.
Section 8.Parent SEC Documents and Sarbanes-Oxley Act
.
(a)Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date hereof, the “Parent SEC Documents”). No Subsidiary of the Parent is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.
(b)As of its filing date (and as of the date of any amendment), each Parent SEC Document filed prior to the date hereof complied, and each Parent SEC Document filed subsequent to the date hereof will comply in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.
(c)As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed prior to the date hereof did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact

Exhibit 2.1

required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d)Each of Parent and, to the Knowledge of Parent, each of its executive officers and directors is and since December 31, 2018, subject to any applicable grace periods, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(e)Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(f)Parent has established and maintains internal controls. Parent’s internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee of Parent’s Board of Directors, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
(g)Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were true and complete on the date such certifications were made.
Section 9.Operations of Merger Sub
. Merger Sub is a wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, has engaged in no business activities other than those related to the transactions contemplated hereby and has conducted its operations only as contemplated by this Agreement.
Section 10.Financial Statements
.
(a)The consolidated financial statements (including all related notes and schedules thereto) of Parent included in or incorporated by reference into the Parent SEC Documents (the “Parent SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent SEC Financial Statements fairly present, or, in the case of Parent SEC Documents filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material in amount or effect and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(b)From December 31, 2018 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Entity indicating that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity.
Section 11.No Undisclosed Liabilities
. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations

Exhibit 2.1

disclosed and provided for on the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the Ordinary Course consistent with past practice since December 31, 2018, (c) liabilities arising in connection with the transactions contemplated hereby, and (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.
Section 12.Absence of Certain Changes or Events
. Since December 31, 2018, except for liabilities or obligations incurred in connection with, or expressly contemplated by, this Agreement, the Merger and the other transactions contemplated hereby, (a) Parent and its Subsidiaries have conducted their respective businesses in the Ordinary Course, (b) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (c) neither Parent nor any of its Subsidiaries has taken any action that would constitute a breach of Section 5.3 or Section 5.4.
Section 13.No Vote of Parent Stockholders
. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent Charter or Parent Bylaws or the applicable rules of Nasdaq in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger.
Section 14.Brokers and Finders’ Fees
. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 15.No Ownership of Shares
. Neither Parent nor any of its Subsidiaries (including Merger Sub) nor any of Parent’s “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL), currently, or at any time in the three (3) years prior to the date of this Agreement, (a) beneficially owns or owned, directly or indirectly, any Shares or other securities convertible into, exchangeable for or exercisable for Company Shares or any securities of any Subsidiary of the Company, (b) has or had any rights to acquire any Shares except pursuant to this Agreement, and (c) is or was an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries (including Merger Sub) is a party with respect to the voting of the other equity interest of the Company or any of its Subsidiaries.
Section 16.Taxes
.
(a)Except as would not reasonably be expected to have a Parent Material Adverse Effect:
(i)All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true and complete.
(ii)Parent and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, other than any payment that is being contested in good faith pursuant to appropriate procedures, and for which adequate reserve in accordance with GAAP has been established. Where payment for any Taxes is not yet due, Parent and each of its Subsidiaries has established an adequate accrual in accordance with GAAP.
(iii)No claim has been made in writing by a Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(iv)There is no Proceeding pending or, to the Knowledge of Parent, threatened in writing, against or with respect to Parent or any of its Subsidiaries in respect of any material amount of Tax.

Exhibit 2.1

(v)There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Taxing Authority in respect of any material Tax matters with respect to Parent or any of its Subsidiaries which are still in effect as of the date hereof.
(vi)Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries, or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.
(vii)Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(viii)Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. law).
(b)After reasonable inquiry and investigation, Parent has no actual knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 17.No Other Representations and Warranties; Disclaimers
. Except for the representations and warranties expressly contained in Article III, Parent and Merger Sub agree and acknowledge that none of the Company or any Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees it is not relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

Article IX
Article XINTERIM CONDUCT OF BUSINESS
Section 1.Affirmative Obligations of the Company
.
(a)From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter (other than Section 5.1(a)(ii)), or (c) as otherwise required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) use its reasonable best efforts to (1) conduct the businesses of the Company and its Subsidiaries in the Ordinary Course and in compliance with all applicable Laws; (2) maintain and preserve intact the present business of the Company and its Subsidiaries; (3) maintain in effect all of its Permits; (4) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts and Taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements; (5) keep available the services of its directors, officers and employees; (6) maintain existing goodwill with Governmental Entities, customers, distributors, lenders, partners, labor unions, suppliers, and other third parties having material business dealings with the Company or any of its Subsidiaries and (ii), prior

Exhibit 2.1

to the Effective Time, take the actions set forth on Section 5.1(a)(ii) of the Company Disclosure Letter; provided that no action by the Company or any of its Subsidiaries with respect to any of the matters specifically addressed by Section 5.2(a) through 5.2(r) shall be deemed a breach of this Section 5.1 unless such action would constitute a breach of Section 5.2(a) through Section 5.2(r), as applicable.
(b)From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not materially increase the rates of direct compensation or bonus compensation payable or to become payable to any employee, director, officer or consultant of the Company or any Subsidiary, other than (i) bonuses paid to members of management of the Company in connection with the transactions contemplated by this Agreement that have been approved by the Board of Directors of the Company and are accrued in the net working capital schedule set forth on Section 3.25 of the Company Disclosure Letter, (ii) as otherwise set forth in the Company Disclosure Letter and (iii) such increases not in excess of $100,000, in the aggregate.
Section 2.Negative Obligations of the Company
. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:
(a)amend, modify, waive, rescind or otherwise propose any change in its certificate of incorporation, bylaws, memorandum and articles of association or similar organizational documents, or the terms of any security of the Company or any Subsidiary, other than in immaterial respects in relation to any Subsidiary of the Company;
(b)(i) other than in accordance with the Merger, merge or consolidate itself or any of its Subsidiaries with any other Person, or (ii) restructure, reorganize or completely or partially liquidate;
(c)acquire (by merger, consolidation, acquisition of stock, shares or assets or otherwise), directly or indirectly, securities or assets (i) constituting a business or (ii) otherwise outside of the Ordinary Course, in each case in excess of $50,000, other than, with respect to clause (ii), acquisitions pursuant to Contracts in effect as of the date of this Agreement that have been disclosed to Parent prior to the date of this Agreement;
(d)issue, sell, grant, pledge, charge, dispose of, transfer or otherwise encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any shares of its share capital or of any shares of capital stock of its Subsidiaries, or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such share capital, capital stock or similar security), except for the issuance of (i) Company Shares upon the settlement of Company Equity Awards, in each case that are outstanding on the date of this Agreement or (ii) any securities of a wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;
(e)make any loans, advances or capital contributions to or investments in any Person in excess of $100,000, in the aggregate, (other than loans, advances or capital contributions between or among the Company and any of its direct or indirect wholly-owned Subsidiaries);
(f)declare, set aside, make or pay any dividend, capitalization or other distribution (whether in cash, shares, property or otherwise) in respect of any of its shares, except for dividends, capitalizations or distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company that are made in compliance with contractual obligations of the Company and its Subsidiaries;
(g)split, combine, subdivide or reclassify its issued and outstanding shares of capital stock (except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction);
(h)purchase, repurchase, redeem, exchange or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such

Exhibit 2.1

shares or interests (other than (i) pursuant to the cashless exercise of Company Share Options or the forfeiture of, or withholding of Taxes with respect to, Company Share Options or Company RSUs in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Company Share Plan and award agreement as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (ii) purchases, repurchases, redemptions, exchanges or other acquisitions of securities of any wholly-owned Subsidiary of the Company by the Company or any other wholly-owned Subsidiary of the Company);
(i)create, incur, guarantee or assume any Indebtedness in excess of $500,000, in the aggregate, except for (A) transactions among the Company and its direct or indirect Subsidiaries or among the Company’s direct or indirect Subsidiaries or (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness and in amounts not materially in excess of such existing Indebtedness, provided that such amounts are prepayable at any time without penalty or premium;
(j)make or authorize any capital expenditures or series of capital expenditures in excess of $50,000, in the aggregate, in any fiscal quarter;
(k)other than in the Ordinary Course, (i) enter into any Contract that would obligate the Company or any Subsidiary to pay more than $50,000 during the term of such Contract, or (ii) amend or terminate any Company Material Contract, or cancel, modify or waive any debts, rights or claims thereunder;
(l)transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, or grant or permit any Lien (other than Permitted Liens) on, any of its material properties, licenses, operations, assets, product lines or businesses, including any equity interests of any of the Company’s Subsidiaries, except (other than with respect to equity interests of any Subsidiary of the Company) (i) pursuant to Contracts in effect prior to the execution of this Agreement or entered into after the date of this Agreement in compliance with this Agreement, (ii) sales, leases or licenses of inventory, equipment and other assets in the Ordinary Course, (iii) inventory, equipment and other assets in the Ordinary Course, (iv) sales, leases, licenses or other dispositions to the Company or any of its Subsidiaries, or (v) the abandonment, lapse, expiration or other disposition of Intellectual Property in the Ordinary Course or for the purpose of disposing of obsolete or worthless assets (as determined in the Company’s reasonable business judgment);
(m)except as required by applicable Law, (i) increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ officers, directors, individual independent contractors or employees; (ii) enter into any employment, change of control, severance or retention agreement with any employee, director or officer of the Company; (iii) establish, adopt, enter into or amend any Company Benefit Plan; (iv) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by applicable Law; (v) forgive any loans to directors or executive officers of the Company or any of its Subsidiaries; (vi) except to the extent accrued in the net working capital schedule set forth on Section 3.25 of the Company Disclosure Letter, pay any bonus or performance based compensation to any employee, consultant, director or officer of the Company or any of its Subsidiaries in excess of $100,000, in the aggregate; or (vii) hire any executive officer or any employee outside of the parameters set forth on Section 5.2(m) of the Company Disclosure Letter;
(n)other than in respect of claims, liabilities or obligations in connection with any shareholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement, which are subject to Section 6.10, (i) waive, release, settle or compromise any claim for an amount materially in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document, except (A) for any settlements or compromises involving total aggregate payments not in excess of $150,000 individually or $500,000 in the aggregate (net of amounts covered by insurance or indemnification agreements with third parties), so long as such settlements or compromises do not materially restrict the operations of the business of the Company and its Subsidiaries, taken as a whole or (B) waivers of rights with respect to suppliers or customers in the Ordinary Course, or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any claim or audit that would materially restrict the operations of the business of the Company or its Subsidiaries after the Effective Time, except as would not be material to the Company and its Subsidiaries, taken as a whole;

Exhibit 2.1

(o)alter or amend any existing material accounting methods, principles or practices, except as may be required by changes in GAAP or applicable Law;
(p)(i) make, change or rescind any Tax election that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (ii) adopt or change any material Tax accounting method, (iii) adopt or change any Tax accounting period that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (iv) except with respect to any Tax liability, claim or assessment referenced in Section 3.12 of the Company Disclosure Letter, settle, compromise, concede or abandon any Tax liability, claim or assessment or enter into any closing agreement with respect to Taxes, in each case that exceeds $50,000 individually or $250,000 in the aggregate (together with (A) all other settlements, compromises, concessions, or abandonments with respect to any Tax liability, claim or assessment or (B) closing agreements entered into, made or taken with respect to Taxes, in each case of clauses (A) and (B), on or after the date of this Agreement), (v) surrender any right to claim a refund of a material amount of Taxes, or (vi) waive or extend any statute of limitations with respect to a material amount of Taxes;
(q)effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar applicable Law; or
(r)enter into any Contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.
Section 3.Affirmative Obligations of Parent
. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.3 or Section 5.4 of the Parent Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall use its reasonable best efforts to (i) conduct the businesses of the Parent and its Subsidiaries in the Ordinary Course and in compliance with all applicable Laws, (ii) maintain and preserve intact the present business of the Parent and its Subsidiaries and (iii) maintain in effect all of its Permits; provided that no action by Parent or any of its Subsidiaries with respect to any of the matters specifically addressed by Section 5.4(a) through 5.4(h) shall be deemed a breach of this Section 5.3 unless such action would constitute a breach of Section 5.4(a) through Section 5.4(h), as applicable.
Section 4.Negative Obligations of Parent
. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (a) as prohibited or required by applicable Law or by any Governmental Entity, (b) as set forth in Section 5.3 or Section 5.4 of the Parent Disclosure Letter, or (c) as otherwise required or permitted by this Agreement, unless Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:
(a)amend, modify, waive, rescind or otherwise propose any change in its certificate of incorporation, bylaws, memorandum and articles of association or similar organizational documents, or the terms of any security of Parent or any Subsidiary, other than in immaterial respects in relation to any Subsidiary of Parent;
(b)(i) merge or consolidate itself with any other Person or (ii) adopt any plan to restructure, reorganize or completely or partially liquidate (except for any such transactions among Parent’s wholly-owned Subsidiaries);
(c)split, combine, subdivide or reclassify its issued and outstanding shares of its capital stock (except for any such transaction by a direct or indirect wholly-owned Subsidiary of Parent which remains a direct or indirect wholly-owned Subsidiary of Parent after consummation of such transaction);
(d)declare, set aside, make or pay any dividend or other distribution, other than cash dividends in the ordinary course, in respect of any of its capital stock, or purchase, repurchase, redeem, exchange or otherwise acquire at a premium any shares of its capital stock or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than pursuant to a Parent Stock Plan;
(e)alter or amend any existing accounting methods, principles or practice, except as may be required by changes in GAAP or applicable Law;

Exhibit 2.1

(f)acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or division thereof, or otherwise acquire any assets, unless such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not reasonably be expected to (i) impose any delay in the obtaining of, or increase in any material respect the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting or approval period, (ii) increase in any material respect the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, or (iii) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise;
(g)issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or the capital stock of any its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of (i) any shares of Parent Preferred Stock upon the settlement of any grants made under any Parent Stock Plan, or any similar Parent plan; (ii) any securities of a Subsidiary of Parent to Parent or any other Subsidiary of Parent; or (iii) any grants under the Parent Stock Plans, or any similar Parent plan; or
(h)enter into any Contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.
Section 5.Interim Communications by the Company
. The Company shall use its reasonable best efforts to provide to Parent, to the extent reasonably practicable, a reasonable opportunity to review in advance and comment upon any material written communications to be disseminated generally to the employees, or individual independent contractors of the Company or its Subsidiaries pertaining to compensation, benefit or other similar matters related to the transactions contemplated by this Agreement, and shall consider in good faith all comments reasonably provided by Parent in response thereto before such dissemination. Notwithstanding the foregoing, without prior consultation, the Company may disseminate information consistent with the information contained in press releases or other documents or communications previously issued and agreed upon by the parties.
Section 6.Consent
.
(a)The Company shall be permitted to request Parent’s consent or approval for the Company or any of its Subsidiaries to take any matter or action prohibited by Section 5.1 or Section 5.2, by delivering written notice (including by electronic mail) thereof to any of the individuals specified on Section 5.6(a) of the Parent Disclosure Letter. Parent shall respond to such request in writing (including by return email) as promptly as practicable, and in no event later than three (3) days, following receipt thereof.
(b)Parent shall be permitted to request the Company’s consent or approval for Parent or any of its Subsidiaries to take any matter or action prohibited by Section 5.3 or Section 5.4 by delivering written notice (including by electronic mail) thereof to any of the individuals specified on Section 5.6(b) of the Company Disclosure Letter. For purposes of this Article V, the Company shall respond to such request in writing (including by return email) as promptly as practicable following receipt thereof.
Article XI
Article XIIADDITIONAL AGREEMENTS
Section 1.Preparation of the Form S-4 and Proxy Statement/Prospectus
.
(a)As promptly as practicable, and in no event later than 45 days after the execution and delivery of this Agreement, the Company and Parent shall jointly prepare and cause to be filed with the SEC the proxy statement to be sent to the shareholders of the Company relating to the Extraordinary General Meeting and the prospectus relating to the shares of Parent Preferred Stock to be issued in the Merger (the “Proxy Statement/Prospectus”), and Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the

Exhibit 2.1

Securities Act of the shares of Parent Preferred Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC and shall use its reasonable best efforts to keep the Form S-4 effective thereafter for so long as is necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the shareholders of the Company as soon as practicable after the Form S-4 is declared effective by the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall instruct their respective Representatives to, reasonably cooperate with the other party hereto and its respective Representatives in the preparation of the Form S-4 and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation and filing of the Proxy Statement/Prospectus and the Form S-4.
(b)Unless the Board of Directors of the Company shall have effected a Change of Board Recommendation in accordance with the terms of Section 6.3, the Proxy Statement/Prospectus shall include the Company Board Recommendation.
(c)No amendment or supplement (including by incorporation by reference) to the Form S-4 or the Proxy Statement/Prospectus shall be made without the prior review and approval of Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent any disclosure contained therein relates to a Change of Board Recommendation.
(d)Each of Parent and the Company shall cause the Form S-4 and the Proxy Statement/Prospectus, as applicable, to comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Form S-4 shall not, at the time the Form S-4 is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, neither party makes any such covenant with respect to information supplied by the other party.
(e)Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Form S-4, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the shareholders of the Company. The Company and Parent shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Form S-4, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC or its staff with respect to any of the foregoing filings.
(f)Each of the Company and Parent shall make any other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and shall use reasonable best efforts to ensure that such filings after the date of this Agreement and prior to the Closing Date (and, if amended or

Exhibit 2.1

superseded by a filing prior to the Closing Date, then on the date of such filing) will not contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or “blue sky” Laws in connection with the issuance of shares of Parent Preferred Stock in the Merger.
Section 2.Extraordinary General Meeting; Company Board Recommendation
.
(a)Subject to applicable Law, the rules and regulations of Nasdaq, and the Company Memorandum and Articles of Association, the Company shall establish a record date (with prior consultation with Parent) for, call, give notice of, convene and hold an extraordinary general meeting of the Company (the “Extraordinary General Meeting”) as soon as reasonably practicable following the date the Form S-4 is declared effective by the SEC (and in no event later than 45 days after the declaration of the effectiveness of the Form S-4) for the purpose of voting upon the Special Resolution to approve the Merger, the Plan of Merger and the adoption of this Agreement in accordance with Companies Law. Notwithstanding the foregoing, (a) if, on or before the date on which the Extraordinary General Meeting is scheduled or upon the opening of the Extraordinary General Meeting, the Company reasonably believes that, (1) there are insufficient Company Shares necessary to conduct business at the Extraordinary General Meeting or there is not a quorum present, or (2) the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Shareholder Approval, the Company may open and immediately adjourn the Extraordinary General Meeting to a later date (in accordance with the Company Memorandum and Articles of Association) to the extent (and only to the extent) the Company determines in good faith that such adjournment is reasonably necessary in order to conduct business at the Extraordinary General Meeting or obtain proxies representing a sufficient number of Company Shares to obtain the Company Shareholder Approval, as applicable; provided that in no event shall the Company adjourn the Extraordinary General Meeting pursuant to this Section 6.2(a) for more than 15 days later than the most recently adjourned meeting or to a date more than thirty (30) days after the original date of the Extraordinary General Meeting or, without consent of Parent, to a date that is on or after the Outside Date, (b) the Company may open and immediately adjourn (in accordance with the Company Memorandum and Articles of Association) the Extraordinary General Meeting to the extent (and only to the extent) the Company determines in good faith that such adjournment is required by applicable Law, including to comply with comments made by the SEC with respect to the Proxy Statement/Prospectus or the Form S-4, and that such adjournment would not breach the Company Memorandum and Articles of Association or the Companies Law (c) the Company may open and immediately adjourn (in accordance with the Company Memorandum and Articles of Association) the Extraordinary General Meeting to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under applicable Law is timely provided to the shareholders of the Company within a reasonable amount of time, in the good faith judgment of the Company (after consultation with its outside legal counsel), in advance of the Extraordinary General Meeting, and/or (d) the Company may open and immediately adjourn (in accordance with the Company Memorandum and Articles of Association) the Extraordinary General Meeting to the extent (and only to the extent) that Parent provides its prior written consent or Parent requests such an extension. Subject to Section 6.3, the Company shall solicit from shareholders of the Company proxies in favor of the adoption of this Agreement in accordance with the Companies Law and shall use its reasonable best efforts to secure the Company Shareholder Approval at the Extraordinary General Meeting. The Company shall keep Parent promptly informed regarding its solicitation efforts and proxy tallies following the mailing of the Proxy Statement/Prospectus, including by allowing Parent and its Representatives to participate in meetings and discussions with the Company and its proxy solicitor and by directing such proxy solicitor to provide regular reports to Parent.
(b)Notwithstanding any Change of Board Recommendation pursuant to Section 6.3, unless this Agreement is otherwise terminated in accordance with its terms, this Agreement shall be submitted to the shareholders of the Company at the Extraordinary General Meeting for the purpose of obtaining the Company Shareholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation. Once the Company has established a record date for the Extraordinary General Meeting, the Company will not change such record date or establish a different record date without the prior written consent of Parent. Without the prior written consent of Parent,

Exhibit 2.1

the adoption of this Agreement will be the only matter (other than related procedural matters) that the Company will propose to be acted on by the shareholders of the Company at the Extraordinary General Meeting.
Section 3.No Solicitation
.
(a)Except as permitted by this Section 6.3, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company or any of its Subsidiaries shall, and the Company shall instruct its Representatives not to, directly or indirectly:
(i)initiate or solicit the submission of any offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;
(ii)furnish to any third party any non-public information relating to the Company or any of its Subsidiaries, or afford to any third party access to the books, records or other non-public information of the Company or any of the Subsidiaries of the Company, in any such case with the express intent to encourage or induce the making, submission or announcement of any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;
(iii)enter into, conduct, participate, maintain or engage in any discussions or negotiations with any third party with respect to any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than solely to inform any third party of the existence of the provisions contained in this Section 6.3); provided that the Company may contact the Person that has made an offer, proposal or indication of interest solely for the sole purpose of seeking clarification of the terms or conditions of such offer, proposal or indication of interest, as applicable;
(iv)approve, adopt, declare advisable or recommend an Acquisition Proposal;
(v)withdraw, qualify, amend or modify, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation;
(vi)fail to include the Company Board Recommendation in the Proxy Statement/Prospectus;
(vii)if a tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the shareholders of the Company, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after the commencement thereof (as determined by Rule 14d-2 of the Exchange Act);
(viii)fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days, if so requested by Parent, following the Company’s acknowledgement of receipt of an Acquisition Proposal;
(ix) enter into any letter of intent, memorandum of understanding, agreement in principle or other similar document, or any Contract providing for any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Merger or hold the Extraordinary General Meeting; or
(x)resolve, propose or agree to do any of the foregoing (any action set forth in the foregoing clauses (iv), (v), (vi) or (vii) (to the extent related to the foregoing clauses (iv), (v), (vi) or (vii)), a “Change of Board Recommendation”).
The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Parent) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will instruct its Representatives to cease any existing activities that would reasonably be expected to lead to any Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any material non-public information in respect of the Company or any of its Subsidiaries, in each case established for the purpose of submitting an Acquisition Proposal. The Company shall, as soon as practicable following the date hereof, request of each Person that has executed a confidentiality agreement, on or after April 2018, in connection with its consideration of an Acquisition Proposal, to

Exhibit 2.1

promptly return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries.
(b)Notwithstanding anything to the contrary contained in Section 6.3(a), but subject to Section 6.3(c), if at any time following the date hereof and prior to the time that the Company Shareholder Approval is obtained (i) the Company receives a bona fide written offer, inquiry, proposal, letter of intent or indication of interest, in each case with regard to an existing or forthcoming Acquisition Proposal, from a third party that was not obtained in material violation of Section 6.3(a) and (ii) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such offer, inquiry proposal, letter of intent or indication of interest constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may in response to such Acquisition Proposal (A) furnish information, including access to books, records, facilities and personnel, with respect to the Company and its Subsidiaries to the third party making such offer, inquiry, proposal, letter of intent or indication of interest, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with the third party making such offer, inquiry, proposal, letter of intent or indication of interest, its Representatives and potential sources of financing regarding such Acquisition Proposal, in each case, only if (1) the Company gives Parent a written notice that states that the Company has received such Acquisition Proposal and includes all the information required by Section 6.3(c) in accordance with Section 6.3(c) and thereafter continues to comply with Section 6.3(c) and Section 6.3(d), (2) prior to furnishing any non-public information to such Person, the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and prior to or substantially contemporaneously with the provision of any non-public information concerning the Company or the Subsidiaries of the Company to any such Person, the Company provides such information to Parent (if such information has not previously been furnished to Parent or its Representatives) and (3) the Board of Directors of the Company shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
(c)As promptly as practicable (and in any event within 24 hours) following the receipt by the Company, any of its Subsidiaries or any of their Representatives of (i) an Acquisition Proposal or (ii) any request for information or to engage in negotiations or discussions that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent notice of (A) the receipt of such Acquisition Proposal, request or inquiry, (B) the identity of the third party making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry (including the status of any financing arrangements to the extent provided to the Company, any of its Subsidiaries or any Representative of the Company) and (C) a copy of all material agreements proposed provided by such third party in connection with such Acquisition Proposal, request or inquiry. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material written materials sent or provided to the Company or any of its Subsidiaries by or at the direction of the third party making such Acquisition Proposal that describe any material terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).
(d)Notwithstanding anything to the contrary contained in Section 6.3(a), at any time prior to the time that the Company Shareholder Approval is obtained, the Board of Directors of the Company may (i) effect a Change of Board Recommendation, subject to the requirements of this Section 6.3(d), in response to a Superior Proposal or an Intervening Event and/or (ii) terminate this Agreement as set forth in Section 8.1(d)(ii) and enter into a definitive agreement with respect to a Superior Proposal. The Company shall not be entitled to effect a Change of Board Recommendation with respect to a Superior Proposal or Intervening Event or terminate this Agreement as set forth in Section 8.1(d)(ii) pursuant to this Section 6.3(d) unless (A) the Company shall have provided to Parent at least five (5) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall state expressly (1) that the Company has received a Superior Proposal or an Intervening Event has occurred, (2) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal (including the status of any financing arrangements to the extent provided to the Company and/or any of its Representatives) and the identity of the third party making such Superior Proposal, or, in the case of an Intervening Event, the material facts and circumstances (based on information reasonably available) related to such Intervening Event, and (3) that it intends to effect a Change of Board Recommendation or terminate this Agreement as set forth in Section 8.1(d)(ii) and (B)

Exhibit 2.1

the Board of Directors of the Company shall have concluded in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. During the Notice Period, if requested by Parent, the Company shall engage in good faith negotiations with Parent and its Representative regarding any amendment to this Agreement proposed in writing by Parent, and the Board of Directors of the Company shall consider in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) that, if accepted by the Company, would be binding upon Parent (the “Proposed Changed Terms”) by no later than 11:59 p.m. (Central Time), on the last day of the Notice Period. Notwithstanding anything in this Section 6.3(d) to the contrary, the Board of Directors of the Company may not effect a Change of Board Recommendation or terminate this Agreement as set forth in Section 8.1(d)(ii) until the expiration of the Notice Period and unless and until the Board of Directors of the Company concludes in good faith, after considering the Proposed Changed Terms (if any are proposed by Parent) and consultation with outside legal counsel, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions or modifications to the terms of such Superior Proposal, the Company shall be required to promptly (but in any event within 24 hours) deliver a new written notice to Parent and to again comply with the requirements of this Section 6.3(d) with respect to such new written notice, except that the Notice Period shall be three (3) Business Days with respect to any such revised Superior Proposal, but no such new written notice shall shorten the original Notice Period.
(e)Nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company from (i) disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure that constitutes a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, which actions shall not constitute or be deemed to constitute a Change of Board Recommendation and Parent shall not have the right to terminate this Agreement as set forth in Section 8.3(a)(i); provided that notwithstanding the foregoing sentence, if such disclosure does not reaffirm the Company Board Recommendation or has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed a Change of Board Recommendation in accordance with the terms of this Section 6.3.
Section 4.Access to Information
. Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford the other party’s Representatives reasonable access during normal business hours (at the requesting party’s cost) and upon reasonable advance notice and under the supervision of appropriate personnel of the other party to its and its Subsidiaries’ properties, books and records (including Tax records and information necessary to confirm disclosures in the Proxy Statement/Prospectus and Form S-4) and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to the requesting party consistent with its legal obligations and obligations pursuant to Contracts all other information concerning the other party’s business, properties and personnel as the requesting party may reasonably request; provided, however, that (a) such access shall not unreasonably interfere with the business or operations of the Company or Parent, (b) the Company and Parent shall not be obligated to provide such access or information if the party receiving the request determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client or any other privilege, or expose such party to risk of liability for disclosure of sensitive or Personal Information (any such information, the “Restricted Information”), (c) the Company and Parent will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively or commercially sensitive information, and (d) Parent shall only be required to provide information or documentation that is (x) reasonably necessary to consummate the transactions contemplated by this Agreement, (y) reasonably related to a good faith belief by the Board of Directors of the Company that Parent has breached this Agreement, or (z) necessary to comply with the Company’s obligations under Article V of this Agreement and applicable Law; provided, further, that the Company and Parent may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it or Parent and to the extent required by applicable Law or Contract to which the Company or Parent is a party. In conducting any inspection of any properties of the Company or Parent, the requesting party and its Representatives shall not (i) unreasonably interfere with the business conducted at such property or (ii) damage any property or any portion thereof. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms. Nothing in this Section 6.4 shall require the Company or Parent to permit the inspection of, or to disclose, any Acquisition Proposals or any information regarding or related to the deliberations of the Board of

Exhibit 2.1

Directors of the Company or Parent with respect to the transactions contemplated by this Agreement, the entry into the Agreement or any materials provided to the Board of Directors of the Company or Parent in connection therewith, in each case, except to the extent such information is being disclosed in the Form S-4 and/or Proxy Statement/Prospectus.
Section 5.Consents, Approvals and Filings
.
(a)Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including to use reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to Closing to be satisfied, (ii) prepare and file all filings and submissions under the applicable Antitrust Laws, (iii) obtain all Consents, Orders, actions or nonactions, waivers and clearances required under the applicable Antitrust Laws, and (iv) obtain all necessary material consents or waivers from non-Governmental Entity third parties; provided that in no event shall the Company or its Subsidiaries be obligated to pay or to commit to pay to any Person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver. Parent and the Company shall promptly notify the other party of any notice or other communication from any Governmental Entity received by such party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition of the Merger.
(b)The Company and Parent shall use reasonable best efforts to (i) cooperate and coordinate with the other party in the taking of the actions contemplated by Section 6.5(a), (ii) provide such assistance as the other party may reasonably request in connection with the foregoing, including supplying the other party with any information that the other party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity under any Antitrust Laws, and any inquiries or requests for additional information, from any Governmental Entity under any Antitrust Laws. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity under any Antitrust Laws with respect to the Merger or the other transactions contemplated hereby, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the parties shall agree to participate in any substantive meeting or conference (telephone, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, Proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry under any Antitrust Laws unless it consults with the other party in advance and, where permitted by such Governmental Entity, allows the other party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other party on and consider in good faith the views of the other party in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 6.5 shall be subject to the Confidentiality Agreement and Section 6.5(d) hereof. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 6.5(b) to the extent that such compliance would be prohibited by applicable Law. The parties shall not voluntarily extend any waiting period associated with any Consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other parties (not to be unreasonably withheld, conditioned or delayed).
(c)Parent shall not, and shall cause its Affiliates not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, company, partnership, association or other business organization or division or part thereof, or any securities or collection of

Exhibit 2.1

assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, action or nonaction, waiver, clearance or exemption of any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order preventing, restraining, impeding, delaying, enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.
(d)Notwithstanding anything to the contrary in this Section 6.5 (i) if any information or documentation provided by the delivering party to the other party pursuant to this Section 6.5 contains competitively or commercially sensitive material, if requested by the delivering party, such information or documentation will only be provided to outside antitrust counsel of the receiving party (and/or to such other individuals of the receiving party or the Representatives thereof to whom the delivering party expressly provides permission (the “Permitted Individuals”)) and shall not be disclosed by such outside antitrust counsel or other Permitted Individuals to any individuals other than Permitted Individuals (including employees, officers or directors of the receiving party) unless express permission is obtained in advance from the delivering party and (ii) any information or documentation provided pursuant to this Section 6.5 may be redacted to the extent necessary (A) to comply with any contractual arrangement, (B) to remove references concerning valuation, or (C) to address privilege or confidentiality concerns.
Section 6.Employee Matters
.
(a)Until the first (1st) anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Company shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Company or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), compensation (including base salary, bonus and other incentive compensation opportunities, but excluding any equity-based compensation) with respect to each Continuing Employee that are at least as favorable to the Continuing Employee as the compensation provided by the Company or the applicable Subsidiary to such Continuing Employee immediately prior to the Effective Time and employee health and welfare and retirement benefits that, in the aggregate, are substantially similar to the compensation and employee benefits that are provided by Parent to its similarly situated employees immediately prior to the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Company to terminate the employment of any such employee.
(b)The Surviving Company shall use commercially reasonable efforts, subject to the consent of any applicable insurer, to (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Company or any of its Affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate and, vesting, but not for purposes of the determination of level of benefits and benefits accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service; and, provided further, that the Surviving Company shall not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by the Surviving Company or its Subsidiaries prior to the date on which the Continuing Employee actually becomes a participant in such plan.

Exhibit 2.1

(c)From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee, including those identified in Section 6.6(c) of the Company Disclosure Letter, (ii) all obligations in effect as of the Effective Time under any equity-based or bonus plans, programs or agreements of the Company or any of its Subsidiaries, and (iii) all obligations in effect as of the Effective Time pursuant to outstanding retention plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or any of its Subsidiaries. Parent and Merger Sub acknowledge that the consummation of the Merger and the transactions contemplated by this Agreement will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.
(d)Parent shall cause the Surviving Company and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Company or any of its Subsidiaries, and shall cause the Surviving Company and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN.
(e)Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or any other plan or arrangement of the Company, its subsidiaries or the Buyer, (ii) shall create any third-party beneficiary rights in any Person, or (iii) subject to the requirements of this Section 6.6(e), shall limit the right of Parent or the Surviving Company or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.
Section 7.Expenses
. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except (a) that expenses incurred in connection with (i) the filing fee for the Form S-4 and printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Parent and the Company and (ii) all statutory filing fees under the applicable Antitrust Laws shall be paid by Parent and (b) as otherwise expressly set forth in this Agreement.
Section 8.Directors’ and Officers’ Indemnification and Insurance
.
(a)From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, jointly and severally, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of applicable Law adopted after the date of this Agreement that increase the extent to which indemnification may be provided), indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by Law; provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) each Person who is now, or has been at any time prior to the Effective Time or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries and any Person acting as director, officer, trustee, fiduciary, employee or agent of another Person (including any Company Benefit Plan) who is or has acted as such at the request of the Company (each an “Indemnified Party”) from and against any and all costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement or incurred in connection with any actual or threatened claim (including a claim of violation of applicable Law), action, audit, demand, suit, other Proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative or other Proceeding at law or in equity or order or ruling, by reason of the fact that the Indemnified Party is or was a director or officer of the Company or its Subsidiaries or is or was a director, officer, trustee, fiduciary, employee or agent of another Person at the request of the Company, including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior

Exhibit 2.1

to, at or after the Effective Time. Parent and the Surviving Company shall cooperate with any Indemnified Party in the defense of any matter covered by this Section 6.8. Without limitation of the foregoing or any other provision of this Section 6.8, Parent and the Company agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and the rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, shall survive the Merger, be honored by the Surviving Company and its Subsidiaries and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
(b)Subject to the following sentence, the Surviving Company shall, and Parent shall cause the Surviving Company to, at no expense to the beneficiaries, either (i) continue to maintain in full force and effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); provided that the Surviving Company may substitute for the Current Insurance policies of at least the same coverage containing terms and conditions that are not less favorable in the aggregate with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current Insurance (a “Reporting Tail Endorsement”) and maintain such Reporting Tail Endorsement in full force and effect for its full term. To the extent purchased after the date of this Agreement and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company; provided that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding the first sentence of this Section 6.8(b), but subject to the second sentence of this Section 6.8(b), the Company shall be permitted at its sole and exclusive option to purchase a Reporting Tail Endorsement prior to the Effective Time. Notwithstanding the foregoing, in no event shall Parent or the Surviving Company be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided that in the event of the Current Insurance, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.
(c)The New Articles of the Surviving Company shall include provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties that are, in substance, no less favorable to the Indemnified Parties than the provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties as set forth in the Company Memorandum and Articles of Association in effect on the date of this Agreement. Following the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the provisions in its Memorandum and Articles of Association providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification and advancement rights thereunder.
(d)If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 6.8.
(e)From and after the Effective Time, Parent and the Surviving Company shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 6.8(e) of the Company Disclosure Letter between the Company or any Subsidiary and any of the Indemnified Parties, or any such provisions contained in the Surviving Company bylaws.

Exhibit 2.1

(f)This Section 6.8 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Company. The obligations of Parent and the Surviving Company under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Parent and/or the Surviving Company, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement, then Parent or the Surviving Company shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Company. The rights of the Indemnified Parties under this Section 6.8 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Company Memorandum and Articles of Association, the certificate of incorporation and bylaws (or comparable organizational documents) of any of the Company’s Subsidiaries or under any applicable Contracts, insurance policies or Laws and Parent shall, and shall cause the Surviving Company and each of its Subsidiaries to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.
(g)Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.
Section 9.Public Announcements
. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling or participating in any press conference, conference call, media interview or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule or participate in any such event before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement (or any scripts for any statements to be made orally) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 6.9 shall not apply to (i) any release or public statement made or proposed to be made by the Company in compliance with the matters set forth in Section 6.3 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby or (ii) any public statements by either party with respect to this Agreement and the transactions contemplated hereby, including their effect on either party’s business and its financial projections, with investors and analysts, including on its periodic earnings calls and in any “road show”, so long as such party’s comments are consistent with the information contained in the press releases (or other communications) previously issued and agreed upon by the parties or (iii) any information in substantially the same form as previously approved by the other party.
Section 10.Transaction Litigation
. Each party shall promptly notify the other parties in writing of any shareholder litigation or other litigation or other Proceedings arising from this Agreement or the Merger that is brought against such party or any of its Affiliates or members of its board of directors (“Transaction Litigation”). Each party shall keep the other parties sufficiently informed on a reasonably current basis with respect to the status of any Transaction Litigation (including by promptly furnishing to the other parties hereto such information relating to the Transaction Litigation as may be reasonably requested). Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any Transaction Litigation brought against it or any of its Affiliates or members of its Board; provided, however, that the Company shall give Parent the opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Transaction Litigation. No settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting or expanding the Indemnified Parties’

Exhibit 2.1

rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.
Section 11.Takeover Laws
. The Company and Parent shall each use reasonable best efforts to ensure that no Takeover Statute (or any comparable anti-takeover provisions of the Company Memorandum and Articles of Association) is or becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby. If any Takeover Statute (or any comparable anti-takeover provisions of the Company Memorandum and Articles of Association) becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law (or provision) on this Agreement, the Merger and the other transactions contemplated hereby.
Section 12.Nasdaq Matters
.
(a)Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Preferred Stock to be issued in the Merger and such other shares of Parent Preferred Stock to be reserved for issuance in connection with the Merger, and shall use reasonable best efforts to cause the shares of Parent Preferred Stock to be issued in the Merger and such other shares of Parent Preferred Stock to be reserved for issuance in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
(b)Parent and the Company agree to cooperate in taking, or causing to be taken, all actions necessary to delist the Ordinary Shares from Nasdaq and terminate its registration under the Exchange Act, in each case, as promptly as practicable after the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 13.Section 16(b)
. The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 14. 280G Calculation
. As soon as practicable, but in no event later than thirty (30) Business Days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code.
Section 15.Director Resignations
. Prior to the Closing Date, unless Parent instructs the Company otherwise, the Company shall use commercially reasonable efforts to obtain the resignation of each individual serving as a director of (or comparable position with) the Company and its Subsidiaries as of immediately following the Effective Time from his or her position as a director of (or comparable position with) the Company and its Subsidiaries (and not as an employee, if applicable, of the Company or any of its Subsidiaries), which resignations shall be effective immediately following the Effective Time. For the avoidance of doubt, such resignation shall not (i) prejudice in any manner any contractual rights such director may have with the Company or any of its Subsidiaries, (ii) cause such director to cease to become entitled to any benefit under any Company Benefit Plan to which he/she would otherwise be entitled in his or her position as an employee of the Company or its Subsidiaries, as applicable or (iii) terminate or modify the terms of any officer’s employment relationship with the Company or its Subsidiaries.
Section 16.No Control of the Company’s Business

Exhibit 2.1

. The Company, on the one hand, and Parent and Merger Sub on the other, acknowledge and agree that: (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and (b) prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.
Section 17.Warrant Cancellation
. Prior to Closing, the Company shall (without violation of Section 5.2(d)) obtain the cancellation or other extinguishment (as evidenced by customary documentation) of warrants to purchase Ordinary Shares, such that no more than 8,768,979 Ordinary Shares remain subject to warrants or rights to purchase (other than Company Equity Awards under the Company Share Plans).
Section 18.Tax Matters
. Each of the parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend to report and, except to the extent otherwise required by Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Article XIII
Article XIVCONDITIONS
Section 1.Conditions to Each Party’s Obligation to Effect the Merger
. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver, on or prior to the Closing Date of the following conditions:
(a)Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company’s Articles.
(b)Nasdaq Listing. The shares of Parent Preferred Stock to be issued in the Merger and such other shares of Parent Preferred Stock to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.
(c)Statutes and Injunctions. No (i) final, unappealable restraining order or preliminary or permanent injunction or other Order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of the Merger shall be in effect or (ii) applicable Law prohibiting consummation of the Merger shall be in effect.
(d)Regulatory Approvals. Any waiting periods (and any extension thereof) applicable to the Merger under any applicable Antitrust Laws shall have been terminated or shall have expired.
(e)Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Proceedings for that purpose shall be pending in front of the SEC.
Section 2.Conditions to Obligations of Parent and Merger Sub
. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (Corporate Organization), Section 3.3 (Corporate Authorization), Section 3.4 (No Conflicts), Section 3.21 (Takeover Statutes), Section 3.22 (Brokers and Finders’ Fees) and Section 3.23 (Opinion of Financial Advisor) shall, if qualified by materiality or Company Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of such date (or, in the case of

Exhibit 2.1

representations and warranties that address matters only as of a particular date, as of such date); (ii) the representations and warranties of the Company set forth in Sections 3.2(a) and 3.2(b) (Capitalization), Section 3.24 (Indebtedness) and Section 3.25 (Net Working Capital) shall be true in all respects, except for any failures to be so true and correct that are de minimis, as of the date of this Agreement, or as of the Closing Date as if made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (iii) only, where the failure of such representations and warranties be true and correct has not had a Company Material Adverse Effect.
(b)Performance of Obligations of the Company. The Company shall have (i) performed or complied in all material respects with all agreements and covenants required to be performed by the Company under this Agreement at or prior to the Closing, as applicable, except for the covenants and agreements set forth in Section 5.1(a)(ii); and (ii) performed or complied in all respects (except for de minimis failures to comply) with all agreements and covenants set forth in Section 5.1(a)(ii).
(c)No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
(d)Officer’s Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c).
(e)Warrant Cancellation. The Company shall have (without violation of Section 5.2(d)) obtained the cancellation or other extinguishment (as evidenced by customary documentation) of warrants to purchase Ordinary Shares, such that no more than 8,768,979 Ordinary Shares remain subject to warrants or rights to purchase (other than Company Equity Awards under the Company Share Plans).
(f)    Transaction Expenses. The Company shall have received and provided to Parent written acknowledgement from each third party financial advisor and investment banker that has performed services for the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated thereby that all fees and expenses due for such services have been paid in full.
Section 3.Conditions to Obligations of the Company
. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Corporate Organization) and Section 4.3 (Corporate Authorization), Section 4.4 (No Conflicts), Section 4.14 (Brokers and Finders’ Fees) shall, if qualified by materiality or Parent Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) (Capitalization) shall be true in all respects, except for any failures to be so true and correct that are de minimis, as of the date of this Agreement, and as of the Closing Date as if made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers therein), as of the date of this Agreement, and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (iii) only, where the failure of such representations and warranties be true and correct has not had a Parent Material Adverse Effect.
(b)Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing, as applicable.
(c)No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
(d)Officer’s Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c).
Section 4.Frustration of Conditions
. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

Article XV
Article XVITERMINATION
Section 1.Termination
. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the date of the Company Shareholder Approval (unless specifically stated otherwise):
(a)by mutual written consent of Parent and the Company;
(b)by either Parent or the Company, if:
(i)the Merger shall not have been consummated by 11:59 p.m. (Eastern Time) on April 12, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if its action or failure to act constitutes a breach or violation of any of its obligations hereunder, and such breach has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Outside Date or (B) the failure of the Closing to occur by the Outside Date;
(ii)any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure of such party to fulfill any obligation under this Agreement resulted in the issuance of such Order; or
(iii)the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Extraordinary General Meeting or at any adjournment thereof.
(c)by Parent:
(i)if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied

Exhibit 2.1

and (B) either (1) is incapable of being cured by the Company by the Outside Date or (2) if capable of being cured, has not been cured by the Company within 30 days following written notice to the Company from Parent or Merger Sub of such breach, which notice states Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or
(ii)if the Board of Directors of the Company or any committee thereof shall have effected a Change of Board Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this clause (ii) is only exercisable (A) prior to the time that the Company Shareholder Approval is obtained, or (B) if the Company has entered into an agreement with respect to an Acquisition Proposal.
(d)by the Company:
(i)if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (B) either (1) is incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (2) if capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within 30 days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, which notice states the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or
(ii)only prior to Company Shareholder Approval is given, to enter into a definitive transaction agreement with respect to a Superior Proposal, subject to the terms of Section 6.3.
Section 2.Effect of Termination
. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 (Access to Information) and the provisions of Section 3.26 (No Other Representations and Warranties; Disclaimers), Section 4.17 (No Other Representations and Warranties; Disclaimers), Section 6.7 (Expenses), this Section 8.2, Section 8.3 (Termination Fees) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that, subject to Section 8.3(a)(iii), nothing contained herein shall relieve any party from liability for damages arising out of any fraud occurring prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or equity. The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.9 prior to the valid termination of this Agreement. In addition, the parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with its terms.
Section 3.Termination Fees
.
(a)Termination Fee.
(i)In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or by Parent or the Company pursuant to Section 8.1(b)(iii) following a Change of Board Recommendation or by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay or cause to be paid to Parent (or its designees) a nonrefundable amount in cash equal to $8,160,000 (the “Termination Fee”), less any Parent Expense Reimbursement paid by the Company, by wire transfer of immediately available funds to an account designated in writing by Parent, payable no later than two (2) Business Days after the date of such termination.
(ii)In the event that this Agreement is terminated:
(A)(1) by Parent or the Company pursuant to Section 8.1(b)(i) and an Acquisition Proposal was publicly proposed or announced or otherwise communicated to the Board of Directors or shareholders of the Company by any Person after the date of this Agreement and not withdrawn prior to such termination; or (2) by Parent or the Company pursuant to Section

Exhibit 2.1

8.1(b)(iii) and an Acquisition Proposal was publicly proposed or announced or otherwise communicated to the Board of Directors or shareholders of the Company by any Person after the date of this Agreement and not withdrawn prior to such termination; and
(B)in any such event, within twelve (12) months after such termination of this Agreement either (1) an Acquisition Proposal shall have been consummated or (2) the Company enters into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated, then, within two (2) Business Days following the earlier of such consummation, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(a)(ii), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.”
(iii)The parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (A) if Parent is entitled to receive payment of the Termination Fee from the Company pursuant to this Section 8.3, except in the case of fraud, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; (B) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement; and (C) in no event shall the Company’s liability for monetary damages to Parent or Merger Sub in respect of any breach (except in the case of fraud) by the Company of Section 6.3 exceed the Termination Fee (inclusive of any amounts paid of the Termination Fee).
(b)Expense Reimbursement. In the event the Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and the Termination Fee is not then payable, the Company shall pay to Parent all appropriate, documented internal and external expenses incurred or paid by or on behalf of Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, by wire transfer of immediately available funds to an account designated by Parent, within five (5) Business Days of the later of (i) the date of such termination and (ii) the date that Parent shall have provided to the Company true and complete copies of documentation evidencing such expenses; provided, that the aggregate amount payable shall not exceed $4,000,000 (the “Parent Expense Reimbursement”). If Parent receives the Parent Expense Reimbursement and later becomes eligible to receive the Termination Fee, Parent will then only be entitled to receive the amount of the Termination Fee minus the amount of the Parent Expense Reimbursement actually received.
(c)The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. Accordingly, if the Company fails to timely pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit, action or other Proceeding that results in a judgment in its favor, the Company shall pay to the Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with such suit, action or other Proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.
Section 4.Procedure for Termination
. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying the Section or Sections pursuant to which such party is terminating the Agreement. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

Exhibit 2.1

Article XVII
Article XVIIIGENERAL PROVISIONS
Section 1.Survival
. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article II and Section 6.8 (Directors’ and Officers’ Indemnification and Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.7 (Modification or Amendment) and Section 9.8 (Extension; Waiver)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.4 (Access to Information), Section 6.6 (Employee Matters), Section 6.7 (Expenses), Section 6.10 (Transaction Litigation), Section 6.18 (Tax Matters), Section 8.2 (Effect of Termination) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement, subject to Sections 8.2 and 8.3.
Section 2.Notices
. All notices, requests, instructions and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile (upon confirmation of receipt) or e-mail (with confirmation of receipt by the recipient) of a .pdf document if sent prior to 5:00 p.m. (local time of the recipient), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the respective parties as set forth below (or to such other address or facsimile number as a party may hereafter specify by notice in accordance with this Section 9.2):
If to Parent or Merger Sub, to:
Ebix, Inc.
1 Ebix Way
Johns Creek, Georgia 30097
Attn: Robin Raina, CEO
Phone: (678) 281-2020
Email: rraina@ebix.com

with a copy to (which shall not constitute notice):
Bass, Berry & Sims PLC
150 Third Avenue South
Suite 2800
Nashville TN 37201
Attn: Kris Kemp, Jonathan Stanley
Phone: (615) 742-6237
Email: kkemp@bassberry.com, jstanley@bassberry.com

If to the Company, to:
Yatra Online, Inc.
1101-03, 11th Floor, Tower-B, Unitech Cyber Park, Sector 39
Gurgaon, Haryana 122002
India
Attn: Dhruv Shringi

Exhibit 2.1

Phone: +91 124 3040500
Email: dhruv.shringi@yatra.com
with a copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
United States
Attn: Jocelyn M. Arel
Phone: (617) 570-1000
Email: JArel@goodwinlaw.com

and

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
United States
Attn: Michael R. Patrone
Phone: (212) 813-8800
Email: MPatrone@goodwinlaw.com
Section 3.Interpretation; Construction
.
(a)When a reference is made in this Agreement to a Section, clause, Annex, Exhibit or Section of a disclosure letter, such reference shall be to a Section or clause of or Annex or Exhibit or Section of a disclosure letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “the date of this Agreement” and terms of similar import, shall be deemed to refer to the date first written above. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.
(b)References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include

Exhibit 2.1

the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any disclosure letters delivered herewith) and not merely to the specific Section, paragraph or clause in which such word appears. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(d)No summary of this Agreement or any Exhibit attached hereto or Section of a disclosure letter delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Exhibit or Section of a disclosure letter.
(e)Subject to the introductory language to Article III and Article IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a Section of such disclosure letter that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure thereof be construed to mean that such information is required to be disclosed by this Agreement.
Section 4.Counterparts; Effectiveness
. This Agreement may be executed in any number of counterparts, (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 5.Entire Agreement; No Third-Party Beneficiaries
.
(a)This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Exhibits attached hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Parent and Merger Sub nor the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.
(b)The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of the shareholders of the Company and holders of Company Equity Awards, as applicable, to receive (x) the Merger Consideration in respect of Shares pursuant to Section 2.2 and (y) the consideration payable in respect of Company Equity Awards, warrants and other rights to purchase pursuant to Section 2.6, (ii) the right of the Company on behalf of its shareholders to seek equitable relief or to pursue damages suffered by the Company and its shareholders in the event of the wrongful termination of this Agreement or fraud by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to Section 8.1), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub and (iii) the right of the Indemnified Parties to enforce the provisions of Section 6.8 only. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the through actions expressly approved by the Board of Directors

Exhibit 2.1

of the Company, and no shareholder of the Company, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.
(c)No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly-owned Subsidiary of Parent, which Subsidiary shall be a Cayman Islands exempted company; provided that such transfer or assignment shall not (i) relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub or (ii) materially delay the consummation of the Merger or any of the other transactions contemplated hereby.
Section 6.Severability
. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 7.Modification or Amendment
. This Agreement may be amended by the parties (with respect to the Company and Merger Sub, by action taken by their respective Boards of Directors), at any time before or after adoption of this Agreement by the shareholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such approval. Subject to the preceding sentence, this Agreement may be modified or amended solely by written agreement executed and delivered by duly authorized officers of the respective parties.
Section 8.Extension; Waiver
. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may (in the case of the Company, by action taken or authorized by its Board of Directors or authorized officers of the Company), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 9.Governing Law; Venue; Waiver of Jury Trial; Specific Performance
.
(a)Subject to Section 9.11, this Agreement, and any dispute arising out of or relating to this Agreement, shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of laws rules thereof.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

Exhibit 2.1

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
(c)The parties acknowledge and agree that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (in addition to any other remedy that may be available to it at law and in equity, including monetary damages, except as limited by Section 8.3) (i) an injunction restraining such breach or threatened breach and (ii) an Order of specific performance to enforce the observance and performance of such covenant or obligation without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with such remedy. Each party hereto agrees not to raise any objections (including any defense or counterclaim that there is an adequate remedy at law) to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.9. Each party further agrees that (i) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party at law or in equity in respect of this Agreement or the transactions contemplated hereby and/or thereby, (ii) nothing set forth in this Section 9.9 shall require any party to institute any Proceeding (or limit any party’s right to institute any Proceeding) for specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Section 8.1, nor shall the commencement of any Proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies (including monetary damages) in respect of this Agreement or the transactions contemplated hereby and/or thereby that may be available then or thereafter, this being in addition to any other remedy to which they are entitled at law or in equity, and (iii) that the prevailing party in any such Proceeding shall be entitled to reimbursement of all costs and expenses associated with seeking such relief, including reasonable attorneys’ fees. In the event that a party institutes a Proceeding seeking equitable relief under this Section 9.9 the Outside Date shall automatically be extended until such Proceeding is finally resolved.
(d)Notwithstanding Section 9.9(c), each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby (including any Proceeding seeking equitable relief pursuant to Section 9.9(c)); (ii) agrees that every such Proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby in any other court; and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.9(d) in any such Proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article IX; provided, however, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 10.Obligation of Parent and of the Company
. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this

Exhibit 2.1

Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.
Section 11.Disclosure Letter References and SEC Document References
.
(a)The parties hereto agree that each section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Letter or the Parent Disclosure Letter, as applicable. The parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.
(b)The parties hereto agree that no forward-looking disclosure contained in any section of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Safe Harbor Regarding Forward-Looking Statements”, “Safe Harbor for Forward-Looking Statements”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document, to the extent cautionary, predictive or forward-looking in nature, shall be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement; provided, however, that this clause shall not apply to any underlying facts, circumstances or events in any such section.
Section 12.Definitions
. As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, disclosure letters, and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.12 or on the corresponding page number of the Index of Defined Terms:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms limiting the use and disclosure of non-public information not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that (i) such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making, whether publicly or privately, any Acquisition Proposal, acquiring the Company or taking any other similar action and (ii) the Company may waive any such terms in any existing confidentiality agreements); provided, however, that such Acceptable Confidentiality Agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.3.
“Acquisition Proposal” means any proposal or offer from or on behalf of any Person (other than Parent or any of its Subsidiaries or Affiliates) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning (which has the meaning under Section 13(d) of the Exchange Act) securities of the Company representing 20% or more of the aggregate voting power of all securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any Person or the shareholders of any Person would own securities of the Company or of any resulting direct or indirect parent company of the Company representing 20% or more of the aggregate voting power of all securities of the Company or of any resulting direct or indirect parent company of the Company.

Exhibit 2.1

“Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.
“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business Day” means a day except a Saturday, a Sunday or other day on which commercial banks in New York, New York, United States of America are authorized or required by Law to be closed.
“Class A Shares” means Class A Non-Voting Shares, par value $0.0001 per share, of the Company.
“Class F Exchange Ratio” means 0.00000005, which, for the avoidance of doubt, is the Exchange Ratio multiplied by 0.00001.
“Class F Exchange Shares” means the Ordinary Shares issuable upon a conversion, at the option of the Company, of the Class F Shares.
“Class F Shares” means Class F Shares, par value $0.0001 per share, of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Exchange Ratio” means 0.09998.
“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2018, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2018.
“Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or any event that would prevent the consummation of the Merger by the Company; provided, however, that no event, change, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (a) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (b) any changes in conditions generally affecting any industry in which the Company or any of its Subsidiaries operates, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (c) any decline in the market price or trading volume of Company Shares (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (d) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company and any of its Subsidiaries operate, (e) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or

Exhibit 2.1

analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (f)(1) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action required or contemplated by this Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (2) any actions taken by the Company at the direction of Parent, and (3) any actions not taken by the Company due to Parent’s withholding, conditioning or delaying consent for such Company action, (g) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law following the date hereof, except to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has on others operating in the industries in which the Company and any of its Subsidiaries operate, (h) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent that such change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which the Company and any of its Subsidiaries operate, (i) any cyberattacks, geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such conditions, outbreak, escalation or acts have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such conditions, outbreak, escalation or acts have on others operating in the industries in which the Company and any of its Subsidiaries operate, (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such disaster, act or change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such disaster, act or change has on others operating in the industries in which the Company and any of its Subsidiaries operate, or (k) any Transaction Litigation.
“Company RSU” means each restricted stock unit of the Company that is outstanding immediately prior to the Effective Time, whether vested or unvested.
“Company Shares” means the Ordinary Shares, Class A Shares and Class F Shares of the Company.
“Company Share Option” means each option to purchase Company Shares that is outstanding immediately prior to the Effective Time, whether vested or unvested.
“Company Share Plans” means the Yatra Online, Inc. 2006 Share Plan, as amended on February 28, 2007, and the 2016 Stock Option and Incentive Plan.
“Company Warrant” has the meaning given in Section 2.6(a).
“Confidentiality Agreement” means the confidentiality agreement, dated March 13, 2019, between the Company and Parent, as the same may be further amended, supplemented or otherwise modified by the parties.
“Contract” means any legally binding written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature that has not been terminated.
“DGCL” means the General Corporation Law of the State of Delaware.

Exhibit 2.1

“Environmental Laws” shall mean all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution, the protection of the environment or releases or threatened releases of chemicals, materials or substances that are harmful to the environment.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Fund” has the meaning given in Section 2.3(a).
“Exchange Ratio” means 0.005, which, for the avoidance of doubt, is the Common Exchange Ratio divided by the Preferred Conversion Factor.
“Excluded Share” has the meaning given in Section 2.2(a)(vi).
“GAAP” means generally accepted accounting principles in the United States.
“Hazardous Substances” means any chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law.
“Indebtedness” means, without duplication, with respect to a party (a) all interest cost bearing obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred and unpaid purchase price of property and equipment (other than trade accounts payable in the Ordinary Course); (d) all obligations pursuant to securitization or factoring programs or arrangements; (e) net cash payment obligations under swaps, options, derivatives and other hedging arrangements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); and (f) letters of credit, and other similar contractual obligations (other than letters of credit used as security for leases).
“Intellectual Property” means all intellectual property rights throughout the world, including: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (iv) internet domain name registrations; and (v) all other intellectual property and proprietary rights.
“International Trade Law” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by OFAC (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.) and all other laws and regulations of United States Governmental Entities regulating the provision of articles, software, information and services to non-U.S. parties or the export and import of articles, software, information or services from and to the U.S. and non-U.S. parties.
“Intervening Event” means any material change, development or occurrence with respect to the Company that (a) was not known or reasonably foreseeable to the Board of Directors or executive officers of the Company as of the date of this Agreement and (b) does not relate to or involve any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; provided, however, that in no event shall any of the following constitute, or be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event: (i) any changes in general United States or global economic conditions, (ii) any changes in the general conditions of the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries operate, (iii) any change in applicable Law or GAAP (or authoritative interpretations thereof) after the date of this Agreement, (iv) any change in the market price or trading volume of the Company Shares or the Parent Common Stock, in and of itself, and (v) the Company or any of its Subsidiaries meeting or exceeding any applicable internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period.

Exhibit 2.1

“Knowledge” means the actual knowledge of the executive officers of the Company or Parent, as the case may be, as set forth in Section 9.12 of the Company Disclosure Letter and Section 9.12 of the Parent Disclosure Letter, respectively.
“Laws” means, as the case may be, any Cayman Islands law, United States, federal, state or local, or any foreign, law, constitution, treaty, convention, ordinance, code, rule, statute or regulation enacted, issued, adopted, promulgated, entered into or applied by a relevant Governmental Entity.
“Leased Real Property” means all material real property leased or subleased by the Company or any of its Subsidiaries.
“Lien” means any lien, charge, encumbrance, license, adverse right or claim and security interest whatsoever, excluding restrictions imposed by securities Laws.
“Nasdaq” means the NASDAQ Global Select Market.
“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).
“Ordinary Course” shall mean the ordinary course of business, consistent with past practice.
“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.
“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2018, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018.
“Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, (1) materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (2) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole or any event that would create a material impediment or delay in the consummation of the Merger by the Company; provided, however, that no event, change, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (a) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Parent and any of its Subsidiaries operate, (b) any changes in conditions generally affecting any industry in which Parent or any of its Subsidiaries operates, except to the extent that such changes have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Parent and any of its Subsidiaries operate, (c) any decline in the market price or trading volume of Parent Preferred Stock (it being understood that the foregoing shall not preclude the Company from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect), (d) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Parent and any of its Subsidiaries operate, (e) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being

Exhibit 2.1

understood that the foregoing shall not preclude the Company from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect), (f) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action required or contemplated by this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with customers, suppliers, officers or employees, (g) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law following the date hereof, except to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal has on others operating in the industries in which Parent and any of its Subsidiaries operate, (h) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent that such change has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such change has on others operating in the industries in which Parent and any of its Subsidiaries operate, (i) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such conditions, escalation or act has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such conditions, escalation or act has on others operating in the industries in which Parent and any of its Subsidiaries operate, (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such disaster, act or change has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such disaster, act or change has on others operating in the industries in which Parent and any of its Subsidiaries operate, or (k) any Transaction Litigation.
“Parent Stock Plans” means Parent’s 1996 Stock Incentive Plan, as amended and restated and 2010 Stock Incentive Plan.
“Permitted Lien” means (a) any Liens for Taxes not yet due and payable, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) gaps in the chain of title of tangible property evident from the records of the applicable Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (e) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the Ordinary Course that, in the aggregate, are not material in amount or that do not, in any case, materially detract from the value or the use of the property subject thereto, (f) statutory landlords’ Liens and Liens granted to landlords under any lease, (g) licenses to Intellectual Property in the Ordinary Course, (h) any purchase money security interests, equipment leases or similar financing arrangements, (i) any Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto, and (j) any Liens that would not have a Company Material Adverse Effect.
“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Personal Information” means any (a) information that can identify a specific natural person, such as name, signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual who has been so identified in any format whether written, electronic or otherwise; (b) information that can be used to authenticate an individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers) in any format whether written, electronic or otherwise; (c) personally identifiable medical, financial and other personal information; (d) information that relates to a natural person, where such information is reasonably capable of identifying such natural person; or (e) other personal information relating to a natural person that is regulated by one or more state, federal or international laws or regulations.

Exhibit 2.1

“Plan of Merger” means the plan of merger substantially in the form set forth in Exhibit A.
“Preferred Conversion Factor” means 20.
“Proceeding” means any suit, action, claim, proceeding, arbitration or litigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Representatives” means, collectively, the officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other representatives of a Person.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Securities Act” means the Securities Act of 1933, as amended.
“stockholders” and “shareholders” each means the holder of shares or the holders of stock, as the case may be.
“Subsidiary” means, with respect to any Person (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned by such Person or by one of more other Subsidiaries of such Person, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person has at least a majority ownership and power to direct the policies, management and affairs thereof. For the avoidance of doubt, Merger Sub is a Subsidiary of Parent.
“Superior Proposal” means any, bona fide written Acquisition Proposal (substituting “50%” for each reference to “20%” and “for” for “relating to, or that would reasonably be expected to lead to” in the definition of such term) that is not solicited in violation of Section 6.3 hereof, which the Board of Directors of the Company shall have determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, is more favorable to the shareholders of the Company (in their capacity as such) from a financial point of view than the Merger, taking into consideration, the factors determined by the Board of Directors of the Company in good faith to be relevant and any proposal made by Parent pursuant to Section 6.3(d).
“Tax” means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, goods and service, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority).
“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes, including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any of its Subsidiaries.
“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than (i) agreements entered into in the Ordinary Course that do not have as a principal purpose addressing Tax matters, (ii) financing agreements that do not have as a principal purpose addressing Tax matters and (iii) leases.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

Exhibit 2.1

“Top Customers” means those customers of the Company and its Subsidiaries that are the top 10 customers measured by dollar value of total sales for the twelve months ended March 31, 2019, as set forth on Section 9.12 of the Company Disclosure Letter.
“Top Suppliers” means those suppliers of the Company and its Subsidiaries that are the top 10 suppliers measured by dollar value of total sales for the twelve months ended March 31, 2019, as set forth on Section 9.12 of the Company Disclosure Letter.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.
“Yatra India” means Yatra Online Private Limited, a company incorporated under the Companies Act, 1956 (Indian), and a Subsidiary of the Company.
“Yatra India Shares” means the equity shares, par value 10 Indian rupees per share, of Yatra India.
“Yatra USA Class F Shares” means the shares of Class F common stock, par value $0.0001 per share, of Yatra USA Corp.
“Yatra USA” means Yatra USA Corp. (f/k/a Terrapin 3 Acquisition Corporation), a Delaware corporation and a Subsidiary of the Company.
[Signature Page Follows.]
Signature Page to Merger Agreement
IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all on the date first written above.

EBIX, INC.

By:     /s/ Robin Raina
Name: Robin Raina
Title: Chairman of the Board, President and Chief Executive Officer

EBIXCASH TRAVELS INC.

By:     /s/ Darren Joseph
Name: Darren Joseph
Title: Director

YATRA ONLINE, INC.

By:     /s/ Dhruv Shringi
Name: Dhruv Shringi
Title: Co-founder & CEO

Exhibit 2.1

Exhibit A
Plan of Merger

Exhibit B
Memorandum and Articles of Association of the Surviving Company

Exhibit C
Certificate of Designation